EXHIBIT 4.1

MULTICURRENCY CREDIT AGREEMENT

DATED AS OF

JULY 15, 2010

AMONG

ARTHUR J. GALLAGHER & CO., AS A BORROWER,

AND

THE OTHER BORROWERS PARTY HERETO,

THE LENDERS PARTY HERETO,

BANK OF MONTREAL,

AS ADMINISTRATIVE AGENT,

BANK OF AMERICA, N.A.

CITIBANK N.A. AND

BARCLAYS BANK PLC,

AS CO-SYNDICATION AGENTS,

JPMORGAN CHASE BANK N.A. AND

U.S. BANK NATIONAL ASSOCIATION

AS DOCUMENTATION AGENT

AND

BMO CAPITAL MARKETS,

BANK OF AMERICA SECURITIES LLC

CITIBANK N.A. AND

BARCLAYS BANK PLC,

AS JOINT LEAD ARRANGERS AND

CO-BOOK RUNNERS

TABLE OF CONTENTS

(This Table of Contents is not part of the Agreement)

-i-

-ii-

-iii-

-iv-

Exhibits

A	-	Form of Notice of Payment Request
B	-	Notice of Borrowing
C	-	Notice of Continuation/Conversion
D	-	Form of Revolving Credit Note
E	-	Form of Swing Line Note
F	-	Form of Commitment Amount Increase Request
G	-	Form of Compliance Certificate
H	-	Assignment Agreement
I	-	Form of Additional Obligor Supplement
J	-	Form of Additional Guarantor Supplement

SCHEDULE 1	Revolving Credit Commitments
SCHEDULE 1.2(a)	Existing L/Cs
SCHEDULE 7.2	Subsidiaries

-v-

MULTICURRENCY CREDIT AGREEMENT

THIS MULTICURRENCY CREDIT AGREEMENT is entered into as of July 15, 2010, by and among Arthur J. Gallagher & Co., a Delaware corporation (the “Company”), the Subsidiaries from time to time party to this Agreement as joint and several obligors (such Subsidiaries together with the Company individually, a “Borrower” and collectively, the “Borrowers”), the several financial institutions from time to time party to this Agreement, as Lenders, and Bank of Montreal, as Administrative Agent as provided herein. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 6.1 hereof.

PRELIMINARY STATEMENT

The Borrowers have requested, and the Lenders have agreed to extend, certain credit facilities on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. THE CREDITS.

Section 1.1. The Revolving Credit Commitments. Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Revolving Loan” and collectively for all the Lenders “Revolving Loans”) in U.S. Dollars and Alternative Currencies to the Borrowers from time to time on a revolving basis in an aggregate outstanding Original Dollar Amount up to the amount of such Lender’s Revolving Credit Commitment, subject to any reductions thereof pursuant to the terms hereof on or after the Effective Date and before the Termination Date. The sum of the (i) aggregate Original Dollar Amount of Revolving Loans, (ii) the aggregate Original Dollar Amount of Swing Loans, and (iii) the aggregate U.S. Dollar Equivalent of all L/C Obligations at any time outstanding shall not exceed the Revolving Credit Commitments in effect at such time. Each Borrowing of Revolving Loans shall be made ratably from the Lenders in proportion to their respective Percentages. As provided in Section 1.5(a) hereof, the Company on behalf of the Borrowers, may elect that each Borrowing of Revolving Loans denominated in U.S. Dollars be either Base Rate Loans or Eurocurrency Loans. All Loans denominated in an Alternative Currency shall be Eurocurrency Loans. Revolving Loans may be repaid and the principal amount thereof reborrowed before the Termination Date, subject to all the terms and conditions hereof.

Section 1.2. Letters of Credit. (a) General Terms. Subject to the terms and conditions hereof, as part of the Revolving Credit, the L/C Issuer shall issue standby or commercial letters of credit (each a “Letter of Credit”) for the account of the Borrowers or for the account of the Borrowers and one or more of their Subsidiaries in U.S. Dollars or an Alternative Currency in the U.S. Dollar Equivalent of an aggregate undrawn face amount up to the L/C Sublimit.

Notwithstanding anything herein to the contrary, the Existing L/Cs (all of which are listed and described on Schedule 1.2(a) hereto) shall each constitute a “Letter of Credit” herein for all purposes of the Agreement to the same extent, and with the same force and effect, as if such Existing L/Cs had been issued at the request of the Company on behalf of the Borrowers under the Revolving Credit. Each Letter of Credit shall be issued by the L/C Issuer in the manner described above, but each Lender shall be obligated to reimburse the L/C Issuer for its Percentage of the amount of each drawing thereunder and, accordingly, each Letter of Credit shall constitute usage of the Revolving Credit Commitment of each Lender pro rata in an amount equal to its Percentage of the L/C Obligations then outstanding.

(b) Applications. At any time on or after the Effective Date and before the Termination Date, the L/C Issuer shall, at the request of the Company on behalf of the Borrowers, issue one or more Letters of Credit in a form satisfactory to the L/C Issuer, with expiration dates no later than the earlier of (i) 12 months from the date of issuance or (ii) 365 days after the Termination Date, in an aggregate face amount as set forth above, upon the receipt of an application duly executed by the Company on behalf of the Borrowers and, if such Letter of Credit is for the account of one of its Subsidiaries, such Subsidiary for the relevant Letter of Credit in the form customarily prescribed by the L/C Issuer for the type of Letter of Credit, whether standby or commercial, requested (each an “Application”); provided, that with respect to any Letter of Credit with an expiration date that is later than the Termination Date, the Borrowers shall deliver to the Administrative Agent no later than 20 days prior to the Termination Date cash collateral in the U.S. Dollar Equivalent of the full amount then available for drawing under such Letter of Credit. Any such cash collateral required by this Section 1.2(b) shall be held by the Administrative Agent pursuant to the terms of Section 10.4 hereof. Notwithstanding anything contained in any Application to the contrary (i) the Borrowers’ obligation to pay fees in connection with each Letter of Credit shall be as exclusively set forth in Section 4.1(b) hereof, (ii) except as provided above, at any time when no Event of Default exists the L/C Issuer will not call for the funding by the Borrowers of any amount under a Letter of Credit before being presented with a drawing thereunder, and (iii) if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, the Borrowers’ obligation to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which the Borrowers hereby promise to pay) from and after the date such drawing is paid until payment in full thereof at a rate per annum (x) if such Letter of Credit is denominated in U.S. Dollars, equal to the sum of the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect and (y) if such Letter of Credit is denominated in an Alternative Currency, equal to the sum of the Applicable Margin for Eurocurrency Loans plus the rate established pursuant to Section 3.2(c)(iii) hereof for Eurocurrency Loans denominated in an Alternative Currency. The L/C Issuer will promptly notify the Lenders of each issuance by it of a Letter of Credit. If the L/C Issuer issues any Letters of Credit with expiration dates that are automatically extended under the terms set forth in such Letter of Credit, then the L/C Issuer will give notice of non-renewal to the beneficiary of such Letter of Credit with a copy to the Company on behalf of the Borrowers before the time necessary to prevent such automatic extension if before such required notice date (i) the expiration date of such Letter of Credit if so extended would be later than 365 days after the Termination Date, (ii) the Revolving Credit Commitments have been terminated or (iii) an Event of Default exists and the Required Lenders have given the L/C Issuer instructions not to so permit the extension of the expiration date of such Letter of Credit. The

L/C Issuer agrees to issue amendments to the Letters of Credit increasing the amount, or extending the expiration date, thereof at the request of the Company, on behalf of the Borrowers, subject to the conditions of Section 8.2 and the other terms of this Section 1.2. Without limiting the generality of the foregoing, the L/C Issuer’s obligation to issue, amend or extend the expiration date of a Letter of Credit is subject to the conditions of Section 8.2 and the other terms of this Section 1.2 and the L/C Issuer will not issue, amend or extend the expiration date of any Letter of Credit if any Lender notifies the L/C Issuer of any failure to satisfy or otherwise comply with such conditions and terms and directs the L/C Issuer not to take such action. Notwithstanding anything contained herein to the contrary, the L/C Issuer shall be under no obligation to issue, extend or amend any Letter of Credit if a default of any Lender’s obligations to fund under Section 1.2(e) exists or any Lender is at such time a Defaulting Lender hereunder, unless cash collateral has been delivered to the Administrative Agent in accordance with Section 1.6 or the L/C Issuer has entered into arrangements with Borrowers or such Lender satisfactory to the L/C Issuer to eliminate the L/C Issuer’s risk with respect to such Lender.

(c) The Reimbursement Obligations. Subject to Section 1.2(b) hereof, the obligation of the Borrowers to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit, except that, if and as long as no Default or Event of Default exists and the other conditions in Section 8.2 hereof are satisfied, any Reimbursement Obligation outstanding on account of a drawing under a Letter of Credit shall automatically convert into a Borrowing of Base Rate Loans in the U.S. Dollar Equivalent of such Reimbursement Obligation on the date such drawing occurs and the L/C Issuer shall notify the Administrative Agent and each Lender thereof, and each Lender shall thereupon fund its Base Rate Loan in such Borrowing in accordance with Sections 1.1 and 1.5 (except for any requirement that a Borrowing of Base Rate Loans be in a certain amount). If the conditions in Section 8.2 cannot be satisfied with respect to any drawing, then reimbursement of such drawing shall be made in the U.S. Dollar Equivalent in immediately available funds at the Administrative Agent’s principal office in Chicago, Illinois or such other office as the Administrative Agent may designate in writing to the Company (who shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds) by no later than 1:00 p.m. (Chicago time) on the date when such drawing is paid or, if such drawing was paid after 11:30 a.m. (Chicago time), by the end of such day. If the Borrowers do not make any such reimbursement payment on the date due and the Participating Lenders fund their participations therein in the manner set forth in Section 1.2(e) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 1.2(e) below.

(d) Obligations Absolute. The Borrowers’ obligation to reimburse L/C Obligations as provided in subsection (c) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the relevant Application under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. None of the Administrative Agent, the Lenders, or the L/C Issuer shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the L/C Issuer; provided that the foregoing shall not be construed to excuse the L/C Issuer from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the L/C Issuer (as finally determined by a court of competent jurisdiction), the L/C Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(e) The Participating Interests. Each Lender (other than the Lender then acting as L/C Issuer in issuing Letters of Credit), by its acceptance hereof, severally agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Lender (a “Participating Lender”), an undivided percentage participating interest (a “Participating Interest”), to the extent of its Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer. Upon any failure by the Borrowers to pay any Reimbursement Obligation at the time required on the date the related drawing is paid, as set forth in Section 1.2(c) above, or if the L/C Issuer is required at any time to return to a Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer to such effect, if such certificate is received before 1:00 p.m. (Chicago time), or not later than the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of the L/C Issuer an amount equal to its Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by the L/C Issuer to the date of such payment by such Participating Lender at a rate per annum equal to (i) from the date the related payment was made by the L/C Issuer to the date two Business Days after payment by such Participating Lender is due hereunder, (x) if such Letter of Credit is denominated in U.S. Dollars, the Federal Funds Rate for each such day and (y) if such Letter of Credit is denominated in an Alternative Currency, at the cost to the Administrative Agent of funding the amount it advanced to fund such Lender’s payment, as determined by the Administrative Agent and (ii) from the date two Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, (x) if such Letter of Credit is denominated in U.S. Dollars, the Base Rate in effect for each such day and (y) if such Letter of Credit is denominated in an Alternative Currency, the rate established by Section 3.2(c) hereof for Eurocurrency Loans denominated in such currency. Each such Participating Lender shall thereafter be entitled to receive its Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Percentage thereof as a Lender hereunder.

The several obligations of the Participating Lenders to the L/C Issuer under this Section 1.2 shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever (except, without limiting the Borrowers’ obligations under each Application, to the extent the Borrowers are relieved from their obligation to reimburse the L/C Issuer for a drawing under a Letter of Credit because of the L/C Issuer’s gross negligence or willful misconduct in determining that documents received under the Letter of Credit comply with the terms thereof) and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or have had against any Borrower, the L/C Issuer, any other Lender or any other Person whatsoever.

(f) Indemnification. The Participating Lenders shall, to the extent of their respective Percentages, indemnify the L/C Issuer (to the extent not reimbursed by the Borrowers) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the L/C Issuer’s gross negligence or willful misconduct) that the L/C Issuer may suffer or incur in connection with any Letter of Credit. The obligations of the Participating Lenders under this Section 1.2(f) and all other parts of this Section 1.2 shall survive termination of this Agreement and of all other L/C Documents.

(g) Replacement of the L/C Issuer. The L/C Issuer may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of the L/C Issuer. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced L/C Issuer. From and after the effective date of any such replacement (i) the successor L/C Issuer shall have all the rights and obligations of the L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “L/C Issuer “ shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuers, as the context shall require. After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(h) Manner of Requesting a Letter of Credit. The Company, on behalf of the Borrowers, shall provide at least five (5) Business Days’ advance written notice to the Administrative Agent of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by the Company, on behalf of the Borrowers, and, in the case of an extension or amendment or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Administrative Agent and the L/C Issuer, in each case, together with the fees called for by this Agreement. The Administrative Agent shall promptly notify the L/C Issuer of the Administrative Agent’s receipt of each such notice (and the L/C Issuer shall be entitled to assume that the conditions precedent to any such issuance, extension, amendment or increase have been satisfied unless notified to the contrary by the Administrative Agent or the Required Lenders) and the L/C Issuer shall promptly notify the Administrative Agent and the Lenders of the issuance of the Letter of Credit so requested.

Section 1.3. Applicable Interest Rates. (a) Base Rate Loans. Each Base Rate Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Eurocurrency Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect, payable on the last day of its Interest Period and at maturity (whether by acceleration or otherwise).

(b) Eurocurrency Loans. Each Eurocurrency Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued, or created by conversion from a Base Rate until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin for Eurocurrency Loans plus the Adjusted LIBOR applicable for such Interest Period, payable on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on each day occurring every three months after the commencement of such Interest Period. There shall not be more than ten Borrowings of Eurocurrency Loans outstanding at any one time.

(c) Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and the other Obligations, and a reasonable determination thereof by the Administrative Agent shall be conclusive and binding except in the case of manifest error or willful misconduct. The Original Dollar Amount of each Eurocurrency Loan denominated in an Alternative Currency shall be determined or redetermined, as applicable, effective as of the first day of each Interest Period applicable to such Loan.

Section 1.4. Minimum Borrowing Amounts for Revolving Loans. Each Borrowing of Base Rate Loans shall be in an amount not less than $1,000,000 and in integral multiples of $100,000, provided that a Borrowing of Base Rate Loans applied to pay a Reimbursement Obligation pursuant to Section 1.2(c) hereof shall be in an amount equal to such Reimbursement Obligation. Each Borrowing of Eurocurrency Loans shall be in an amount not less than an Original Dollar Amount of $3,000,000 and, if greater, in units of the relevant currency as would have an Original Dollar Amount most closely approximating $500,000 or an integral multiple thereof.

Section 1.5. Manner of Borrowing, and Designating Interest Rates Applicable to, Revolving Loans. (a) Notice to the Administrative Agent. The Company, on behalf of the Borrowers, shall give notice to the Administrative Agent by no later than 11:00 a.m. (Chicago time) (i) at least four Business Days before the date on which the Borrowers request the Lenders to advance a Borrowing of Eurocurrency Loans denominated in an Alternative Currency, (ii) at least three Business Days before the date on which the Borrowers request the Lenders to advance a Borrowing of Eurocurrency Loans denominated in U.S. Dollars and (iii) at least one Business Day before the date on which the Borrowers request the Lenders to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, the Company, on behalf of the Borrowers, may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement for each outstanding Borrowing set forth in Section 1.4 hereof, a portion thereof, as follows: (i) if such Borrowing is of Eurocurrency Loans, on the last day of the Interest Period applicable thereto, the Company may continue all or part of such Borrowing as Eurocurrency Loans for an Interest Period or Interest Periods specified by the Company or, if such Eurocurrency Loan is denominated in U.S. Dollars, convert all or part of such Borrowing into Base Rate Loans and (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Company may (subject to the notice requirements set forth herein) convert all or part of such Borrowing into Eurocurrency Loans denominated in U.S. Dollars or denominated in an Alternative Currency, in each case, for an Interest Period or Interest Periods specified by the Company. The Company shall give all such notices requesting the advance, continuation, or conversion of a Borrowing to the Administrative Agent by telephone, telecopy or other telecommunication device acceptable to the Administrative Agent (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing). Notices of the continuation of a Borrowing of Eurocurrency Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Eurocurrency Loans denominated in U.S. Dollars into Base Rate Loans or of Base Rate Loans into Eurocurrency Loans denominated in U.S. Dollars must be given by no later than 11:00 a.m. (Chicago time) at least three Business Days before the date of the requested continuation or conversion. Notices of the continuation of a Borrowing of Eurocurrency Loans denominated in an Alternative Currency must be given no later than 12:00 noon (Chicago time) at least four Business Days before the requested continuation. All such notices concerning the advance, continuation, or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued, or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurocurrency Loans, the currency and the Interest Period applicable thereto and shall be substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Upon notice to the Company by the Administrative Agent or the Required Lenders (or, in the case of an Event of Default under Section 10.1(k) or 10.1(l) hereof with respect to the Company, without notice), no Borrowing of Eurocurrency Loans shall be advanced, continued, or created by conversion if any Default or Event of Default then exists. The Borrowers agree that the Administrative Agent may rely on any such telephonic or telecopy notice given by any person it in good faith believes is an Authorized Representative of the Company without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(b) Notice to the Lenders. The Administrative Agent shall give prompt telephonic, telecopy or other telecommunication notice to each Lender of any notice from the Company received pursuant to Section 1.5(a) above. The Administrative Agent shall give notice to the Company and each Lender by like means of the interest rate applicable to each Borrowing of Eurocurrency Loans and, if such Borrowing is denominated in an Alternative Currency, shall give notice by such means to the Company and each Lender of the Original Dollar Amount thereof.

(c) Company’s Failure to Notify. Any outstanding Borrowing of Base Rate Loans shall, subject to Section 8.2 hereof, automatically be continued for an additional Interest Period on the last day of its then current Interest Period unless the Company has notified the Administrative Agent within the period required by Section 1.5(a) that it intends to convert such Borrowing into a Borrowing of Eurocurrency Loans or notifies the Administrative Agent within the period required by Section 3.5 that it intends to prepay such Borrowing. If the Company fails to give notice pursuant to Section 1.5(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurocurrency Loans denominated in U.S. Dollars before the last day of its then current Interest Period within the period required by Section 1.5(a) and has not notified the Administrative Agent within the period required by Section 3.5 that it intends to prepay such Borrowing, such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans, subject to Section 8.2 hereof. If the Company fails to give notice pursuant to Section 1.5(a) above of the continuation of any outstanding principal amount of a Borrowing of Eurocurrency Loans denominated in an Alternative Currency before the last day of its then current Interest Period within the period required by Section 1.5(a) and has not notified the Administrative Agent within the period required by Section 3.5 that it intends to prepay such Borrowing, such Borrowing shall automatically be continued as a Borrowing of Eurocurrency Loans in the same Alternative Currency with an Interest Period of one month, subject to Section 8.2 hereof, including the application of Section 1.5 and the restrictions contained in the definition of Interest Period.

(d) Disbursement of Revolving Loans. Not later than 11:00 a.m. (Chicago time) on the date of any requested advance of a new Borrowing of Eurocurrency Loans, and not later than 1:00 p.m. (Chicago time) on the date of any requested advance of a new Borrowing of Base Rate Loans, subject to Section 8 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Chicago, Illinois, except that if such Borrowing is denominated in an Alternative Currency each Lender shall, subject to Section 8 hereof, make available its Loan comprising part of such Borrowing at such office as the Administrative Agent has previously specified in a notice to each Lender, in such funds as are then customary for the settlement of international transactions in such currency and no later than such local time as is necessary for such funds to be received and transferred to the Company for same day value on the date of the Borrowing. The Administrative Agent shall make the proceeds of each new Borrowing denominated in U.S. Dollars available to the Company at the Administrative Agent’s principal office in Chicago, Illinois, by depositing such proceeds to the credit of the Company’s operating account maintained with the Administrative Agent or as the Company and the Administrative Agent may otherwise agree, and the Administrative Agent shall make the proceeds of each new Borrowing denominated in an Alternative Currency available at such office as the Administrative Agent has previously agreed to with the Company, in each case in the type of funds received by the Administrative Agent from the Lenders.

(e) Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender before the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Revolving Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Company the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Company attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Company and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to (i) from the date the related advance was made by the Administrative Agent to the date two Business Days after payment by such Lender is due hereunder, at a rate per annum equal to the Federal Funds Rate or, in the case of a Loan denominated in an Alternative Currency, the cost to the Administrative Agent of funding the amount it advanced to fund such Lender’s Loan, as reasonably determined by the Administrative Agent and (ii) from the date two Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day or, in the case of a Loan denominated in an Alternative Currency, the rate established by Section 3.2(c) for Eurocurrency Loans denominated in such currency. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrowers will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 3.6 hereof, so that the Borrowers will have no liability under such Section with respect to such payment; provided, that such repayment by the Borrowers shall not be deemed to release or otherwise limit any claims or rights that the Borrowers may have against any Lender for the failure to fund any Loans hereunder.

Section 1.6. Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender at any time is a Defaulting Lender, then (a) during any Defaulting Lender Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents and such Defaulting Lender’s Revolving Credit Commitment shall be excluded for purposes of determining “Required Lenders” (provided that the foregoing shall not permit an increase in such Lender’s Revolving Credit Commitment or an extension of the maturity date of such Lender’s Revolving Loans or other Obligations without such Lender’s consent); (b) to the extent permitted by applicable law, until such time as the Defaulting Lender Excess with respect to such

Defaulting Lender shall have been reduced to zero, any voluntary prepayment of the Revolving Loans shall, if the Administrative Agent so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans of other Lenders as if such Defaulting Lender had no Revolving Loans outstanding; (c) such Defaulting Lender’s Revolving Credit Commitment and outstanding Revolving Loans shall be excluded for purposes of calculating any facility fee payable to Lenders pursuant to Section 4.1 in respect of any day during any Defaulting Lender Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any fee pursuant to Section 4.1 with respect to such Defaulting Lender’s Revolving Credit Commitment in respect of any Defaulting Lender Period with respect to such Defaulting Lender (and any Letter of Credit fee otherwise payable to a Lender who is a Defaulting Lender shall instead be paid to the L/C Issuer for its use and benefit); (d) the utilization of Revolving Credit Commitment as at any date of determination shall be calculated as if such Defaulting Lender had funded all Revolving Loans of such Defaulting Lender; and (e) if so requested by the L/C Issuer at any time during the Defaulting Lender Period with respect to such Defaulting Lender, the Borrowers shall deliver to the Administrative Agent cash collateral in an amount equal to such Defaulting Lender’s Percentage of L/C Obligations then outstanding (to be, held by the Administrative Agent as set forth in Section 10.4 hereof). No Revolving Credit Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 1.6, performance by the Borrowers of their obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of the operation of this Section 1.6. The rights and remedies against a Defaulting Lender under this Section 1.6 are in addition to other rights and remedies which the Borrowers may have against such Defaulting Lender and which the Administrative Agent or any Lender may have against such Defaulting Lender.

SECTION 2. THE SWING LINE.

Section 2.1. Swing Loans. Subject to all of the terms and conditions hereof, as part of the Revolving Credit, the Swing Line Lender may, in its discretion, make loans in U.S. Dollars to the Borrowers under the Swing Line (individually, a “Swing Loan” and collectively, the “Swing Loans”) which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit. The Swing Line Loans may be availed of by the Borrowers from time to time and borrowings thereunder may be repaid and used again during the period beginning on the Effective Date and ending on the Termination Date; provided that each Swing Loan must be repaid on the last day of the Interest Period applicable thereto. Each Swing Loan shall be in an amount not less than $500,000 and in integral multiples of $100,000.

Section 2.2. Interest on Swing Loans. Each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to (i) the sum of the Base Rate plus the Applicable Margin for Base Rate Loans from time to time in effect (computed on the basis of a year 365 or 366 days, as the case may be, for the actual number of days elapsed) or (ii) the Quoted Rate (computed on the basis of a year of 360 days for the actual number of days elapsed). Interest on each Swing Loan shall be due and payable on the last day of each Interest Period applicable thereto, and interest after maturity (whether by lapse of time, acceleration or otherwise) shall be due and payable upon demand.

Section 2.3. Requests for Swing Loans. The Company, on behalf of the Borrowers, shall give the Administrative Agent prior notice (which may be written or oral) no later than 3:00 p.m. (Chicago time) on the date upon which the Company requests that any Swing Loan be made, of the amount and date of such Swing Loan and the Interest Period selected therefor. The Administrative Agent shall promptly advise the Swing Line Lender of any such notice received from the Company. Within 30 minutes after receiving such notice, the Swing Line Lender shall in its discretion quote an interest rate to the Company at which the Swing Line Lender would be willing to make such Swing Loan available to the Borrowers for a given Interest Period (the rate so quoted for a given Interest Period being herein referred to as the “Quoted Rate”). The Borrowers acknowledge and agree that the interest rate quote is given for immediate and irrevocable acceptance, and if the Company does not so immediately accept the Quoted Rate for the full amount requested by the Borrowers for such Swing Loan, the Quoted Rate shall be deemed immediately withdrawn and such Swing Loan shall bear interest at the rate per annum determined by adding the Applicable Margin for Base Rate Loans to the Base Rate for the Interest Period selected by the Company. Subject to all of the terms and conditions hereof, the proceeds of such Swing Loan shall be made available to the Company on the date so requested at the offices of the Swing Line Lender in Chicago, Illinois. Anything contained in the foregoing to the contrary notwithstanding the undertaking of the Swing Line Lender to make Swing Loans shall be subject to all of the terms and conditions of this Agreement; provided that the Swing Line Lender shall be entitled to assume that the conditions precedent to an advance of any Swing Loan have been satisfied unless notified to the contrary by the Administrative Agent or the Required Lenders. No Lender shall acquire a participation in a Swing Loan pursuant to this Section 2 if an Event of Default shall have occurred and be continuing at the time such Swing Loan was made and either the Administrative Agent or the Required Lenders shall have notified the Swing Line Lender prior to the time such Swing Loan was made that such an Event of Default shall have occurred and be continuing.

Section 2.4. Refunding Loans. In its sole and absolute discretion, the Swing Line Lender may at any time, on behalf of the Borrowers (and the Borrowers hereby irrevocably authorize the Swing Line Lender to act on their behalf for such purpose) and with notice to the Company, request each Lender to make a Revolving Loan in the form of a Base Rate Loan in an amount equal to such Lender’s Percentage of the amount of the Swing Loans outstanding on the date such notice is given. Unless an Event of Default described in Section 10.1(k) or (l) exists with respect to the Company, regardless of the existence of any other Event of Default, each Lender shall make the proceeds of its requested Revolving Loan available to the Swing Line Lender, in immediately available funds, at the Swing Line Lender’s principal office in Chicago, Illinois, before 12:00 Noon (Chicago time) on the Business Day following the day such notice is given. The proceeds of such Revolving Loans shall be immediately applied to repay such outstanding Swing Loans.

Section 2.5. Participations. If any Lender refuses or otherwise fails to make a Revolving Loan when requested by the Swing Line Lender pursuant to Section 2.4 above (because an Event of Default described in Section 10.1(k) or (l) exists with respect to the Borrower or otherwise), such Lender shall, by the time and in the manner such Revolving Loan was to have been funded to the Swing Line Lender, purchase from the Swing Line Lender an undivided participating interest in the relevant outstanding Swing Loans in an amount equal to its

Percentage of the aggregate principal amount of Swing Loans that were to have been repaid with such Revolving Loans, provided no purchase of a participation in a Swing Loan bearing interest at the Quoted Rate need be made until after expiration of the Interest Period applicable thereto. Each Lender that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its Percentage of each payment of principal received on the relevant Swing Loan and of interest received thereon accruing from the date such Lender funded to the Swing Line Lender its participation in such Loan. The several obligations of the Lenders under this Section 2.5 shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Lender may have or have had against any Borrower, any other Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Revolving Credit Commitment of any Lender, and each payment made by a Lender under this Section 2.5 shall be made without any offset, abatement, withholding or reduction whatsoever.

SECTION 3. GENERAL PROVISIONS APPLICABLE TO ALL LOANS; REVOLVING CREDIT COMMITMENT TERMINATIONS AND INCREASES

Section 3.1. Interest Periods. As provided in Section 1.5(a) hereof in the case of Revolving Loans and in Section 2.3 in the case of Swing Loans, at the time of each request to advance, continue, or create by conversion a Borrowing of Loans (other than Base Rate Loans), the Company shall select an Interest Period applicable to such Loans from among the available options. The term “Interest Period” means the period commencing on the date a Borrowing of Loans is advanced, continued, or created by conversion and ending: (a) in the case of Base Rate Loans, on the last day of the calendar quarter in which such Borrowing is advanced, continued, or created by conversion (or on the last day of the following quarter if such Loan is advanced, continued or created by conversion on the last day of a calendar quarter), (b) in the case of Eurocurrency Loans, one, two, three, or six months thereafter and (c) in the case of Swing Loans, on the date one to five days thereafter as mutually agreed by the Swing Line Lender and the Company; provided, however, that:

(a) any Interest Period for a Borrowing of Revolving Loans consisting of Base Rate Loans that otherwise would end after the Termination Date shall end on the Termination Date;

(b) for any Borrowing of Revolving Loans consisting of Eurocurrency Loans or for any Swing Loan, the Company may not select an Interest Period that extends beyond the Termination Date;

(c) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day; provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurocurrency Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(d) for purposes of determining an Interest Period for a Borrowing of Eurocurrency Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

Section 3.2. Default Rate. Notwithstanding anything to the contrary contained herein, while any Event of Default exists or after acceleration, (x) the Borrowers shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans and Reimbursement Obligations at a rate per annum equal to, and (y) with respect to any outstanding Letter of Credit, the Borrowers shall pay Letter of Credit fees at a rate per annum equal to:

(a) for any Base Rate Loan or any Swing Loan bearing interest based on the Base Rate, the sum of two percent (2.0%) plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;

(b) for any Swing Loan bearing interest at the Quoted Rate or any Eurocurrency Loan denominated in U.S. Dollars, the sum of two percent (2.0%) plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of two percent (2%) plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;

(c) for any Eurocurrency Loan denominated in an Alternative Currency, the sum of two percent (2.0%) plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of (i) the Applicable Margin for Eurocurrency Loans plus (ii) two percent (2.0%) plus (iii) the rate of interest per annum as determined in good faith by the Administrative Agent (rounded upwards, if necessary, to the next higher 1/100,000 of 1%) at which overnight or weekend deposits (or, if such amount due remains unpaid more than three Business Days, then for such other period of time not longer than one month as the Administrative Agent may elect in good faith) of the relevant Alternative Currency for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the applicable period as determined above and in an amount comparable to the unpaid principal amount of any such Eurocurrency Loan (or, if the Administrative Agent is not placing deposits in such currency in the interbank market, then the Administrative Agent’s cost of funds in such currency for such period); and

(d) for any Reimbursement Obligation, the sum of two percent (2.0%) plus the amounts due under Section 1.2 with respect to such Reimbursement Obligation; and

(e) for any Letter of Credit, the sum of two percent (2.0%) plus the letter of credit fee due under Section 4.1 with respect to such Letter of Credit;

provided, however, that in the absence of acceleration, any adjustments pursuant to this Section shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Company (which notice may be revoked at the direction of the Required Lenders notwithstanding any provision of Section 14.13 requiring the unanimous consent of the Lenders to reduce interest rates). While any Event of Default exists or after acceleration, interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

Section 3.3. Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with their terms. The Administrative Agent and each Lender agree to promptly provide to the Company copies of such accounts upon the reasonable request of the Company.

(d) Any Lender may request that its Loans be evidenced by a promissory note or notes in the forms of Exhibit D (in the case of its Revolving Loans and referred to herein as a “Revolving Credit Note”), or Exhibit E (in the case of its Swing Loans and referred to herein as a “Swing Line Note”), as applicable (the Revolving Credit Notes, and Swing Line Note being hereinafter referred to collectively as the “Notes” and individually as a “Note”). In such event, the Borrowers shall prepare, execute and deliver to such Lender a Note payable to such Lender or its registered assigns. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 14.12) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 14.12, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

Section 3.4. Maturity of Loans. Each Revolving Loan shall mature and become due and payable by the Borrowers on the Termination Date. Each Swing Loan shall mature and become due and payable by the Borrowers on the last day of the Interest Period applicable thereto or, if earlier, the Termination Date.

Section 3.5. Prepayments. (a) Optional. The Borrowers may prepay without premium or penalty and in whole or in part (but, if in part, then: (i) if such Borrowing is of Base Rate Loans, in an amount not less than $1,000,000 and in integral multiples of $100,000 (except in the case of repayments of Base Rate Loans made under Section 1.2(c) which may be repaid in the full amount of such Base Rate Loans), (ii) if such Borrowing is of Eurocurrency Loans denominated in U.S. Dollars, in an amount not less than $1,000,000 and in integral multiples of $100,000, (iii) if such Borrowing is denominated in an Alternative Currency, an amount for which the U.S. Dollar Equivalent is not less than $1,000,000 and in integral multiples most closely approximating $100,000 and (iv) in an amount such that the minimum amount required for a Borrowing pursuant to Section 1.4 hereof remains outstanding) any Borrowing of (x) Eurocurrency Loans denominated in U.S. Dollars upon three Business Days’ prior notice to the Administrative Agent, (y) Eurocurrency Loans denominated in an Alternative Currency at any time upon four Business Days prior notice by the Company to the Administrative Agent, or (z) Base Rate Loans, at any time with notice delivered to the Administrative Agent no later than 11:00 a.m. (Chicago time) on the date of prepayment, such prepayment to be made by the payment of the principal amount to be prepaid and accrued interest thereon to the date fixed for prepayment and, in the case of Eurocurrency Loans, any compensation required by Section 3.6 hereof. Swing Loans bearing interest at the Quoted Rate may only be paid on the last day of the Interest Period then applicable to such Loans. The Administrative Agent will promptly advise each Lender of any such prepayment notice it receives from the Company. Any amount of Loans paid or prepaid before the Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.

(b) Mandatory. If at any time the sum of the (i) aggregate U.S. Dollar Equivalent of Revolving Loans, (ii) the aggregate Original Dollar Amount of Swing Loans, and (iii) the aggregate U.S. Dollar Equivalent of all L/C Obligations at any time outstanding shall exceed 100% of the Revolving Credit Commitments in effect at such time, the Borrowers shall immediately and without notice or demand pay over to the Administrative Agent for the account of the Lenders as and for a mandatory prepayment on such Obligations an aggregate amount sufficient to reduce such outstanding Obligations to an amount not to exceed 100% of the Revolving Credit Commitments then in effect, with each such prepayment first to be applied to the Revolving Loans and Swing Loans until paid in full with any remaining balance to be held by the Administrative Agent in the Collateral Account as security for the Obligations owing with respect to the Letters of Credit.

Section 3.6. Funding Indemnity for Fixed Rate Loans. If any Lender shall incur any loss, cost or expense (including, without limitation, any loss (including loss of profit), cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Fixed Rate Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender as a result of:

(a) any payment, prepayment or conversion of a Fixed Rate Loan on a date prior to the last day of its Interest Period,

(b) any failure (because of a failure to meet the conditions of Section 8 or otherwise) by the Borrowers to borrow or continue a Fixed Rate Loan, or to convert a Base Rate Loan into a Fixed Rate Loan, on the date specified in a notice given pursuant to Section 1.5(a) or 2.3 or established pursuant to Section 1.5(c) hereof, or

(c) any acceleration of the maturity of a Fixed Rate Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Lender, the Borrowers shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Company, with a copy to the Administrative Agent, a certificate executed by an officer of such Lender setting forth the amount of such loss, cost or expense in reasonable detail and such certificate shall be conclusive if reasonably determined.

Section 3.7. Commitment Terminations. The Borrowers shall have the right at any time and from time to time, upon five (5) Business Days’ prior written notice from the Company to the Administrative Agent (or such shorter period of time agreed to by the Administrative Agent), to terminate the Revolving Credit Commitments without premium or penalty, in whole or in part, any partial termination to be (i) in an amount not less than $5,000,000, and (ii) allocated ratably among the Lenders in proportion to their respective Percentages, provided that the Revolving Credit Commitments may not be reduced to an amount less than the sum of the Original Dollar Amount of all Revolving Loans and Swing Loans and the U.S. Dollar Equivalent of all L/C Obligations then outstanding. Any termination of the Revolving Credit Commitments below the L/C Sublimit or Swing Line Sublimit then in effect shall reduce the L/C Sublimit and Swing Line Sublimit, as applicable, to an amount equal to the reduced aggregate amount of the Revolving Credit Commitments. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Revolving Credit Commitments. Any termination of the Revolving Credit Commitments pursuant to this Section 3.7 may not be reinstated.

Section 3.8. Increase in Commitments. The Borrowers may from time to time, on any Business Day after the Effective Date and prior to the Termination Date so long as no Default or Event of Default exists, increase the aggregate amount of the Revolving Credit Commitments by the Company delivering a Commitment Amount Increase Request at least five (5) Business Days prior to the desired effective date of such increase (the “Commitment Amount Increase”) identifying an additional Lender (or additional Revolving Credit Commitments for existing Lender(s)) and the amount of its Revolving Credit Commitment (or additional amount of its Revolving Credit Commitment(s)); provided, however, that (i) the aggregate amount of the Revolving Credit Commitments shall not at any time exceed $600,000,000, and (ii) any increase of the aggregate amount of the Revolving Credit Commitments shall be in an amount not less than $25,000,000. The effective date of any Commitment Amount Increase shall be agreed upon by the Company, on behalf of the Borrowers, and the Administrative Agent. Upon the effectiveness thereof, the new Lender(s) (or, if applicable, existing Lender(s)) shall advance Revolving Loans, or the existing Lenders shall make such assignments (which assignments shall not be subject to the requirements set forth in Section 14.12) of the outstanding Loans and L/C Obligations to the Lenders providing the Commitment Amount Increase so that, after giving effect to such assignments, each Lender (including the Lenders providing the Commitment

Amount Increase) will hold Loans and L/C Obligations equal to its Percentage of all outstanding Loans and L/C Obligations. It shall be a condition to such effectiveness that (i) either no Eurocurrency Loans be outstanding on the date of such effectiveness or the Borrowers pay any applicable breakage cost under Section 3.6 incurred by any Lender resulting from the repayment of its Loans and (ii) the Borrowers shall not have terminated any portion of the Revolving Credit Commitments pursuant to Section 3.7 hereof. The Borrowers agree to pay any reasonable expenses of the Administrative Agent relating to any Commitment Amount Increase. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to increase its Revolving Credit Commitment and no Lender’s Revolving Credit Commitment shall be increased without its consent thereto, and each Lender may at its option, unconditionally and without cause, decline to increase its Revolving Credit Commitment.

Section 3.9. Appointment of Company as Agent for Borrowers. Each Borrower irrevocably appoints the Company as its agent hereunder to make requests on such Borrower’s behalf for Borrowings, to select the interest rate to be applicable to such Borrowings, and to take any other action contemplated by the Loan Documents with respect to credit extended hereunder to the Borrowers. The Administrative Agent and the Lenders shall be entitled to conclusively presume that any action by the Company under the Loan Documents is taken on behalf of any one or more of the Borrowers whether or not the Company so indicates.

SECTION 4. FEES; PLACE AND APPLICATION OF PAYMENTS.

Section 4.1. Fees. (a) Facility Fee. For the period from the Effective Date to but not including the Termination Date, the Borrowers shall pay to the Administrative Agent, for the ratable benefit of the Lenders in accordance with their Percentages, a facility fee accruing at the rate per annum equal to the Applicable Margin for Facility Fee on the average daily amount of the Revolving Credit Commitments whether or not in use. Such facility fee shall be payable quarterly in arrears on the last day of each calendar quarter in each year (commencing September 30, 2010) and on the Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the fee for the period to but not including the date of such termination shall be paid in whole on the date of such termination.

(b) Letter of Credit Fees. On the date of issuance or extension, or increase in the amount, of any Letter of Credit pursuant to Section 1.2 hereof, the Borrowers shall pay to the L/C Issuer for its own account a fronting fee equal to  1/4 of 1% (0.25%) of the face amount of (or of the increase in the face amount of) such Letter of Credit. Quarterly in arrears, on the last day of each calendar quarter (commencing September 30, 2010) the Borrowers shall pay to the Administrative Agent, for the ratable benefit of the Lenders in accordance with their Percentages, a letter of credit fee at a rate per annum equal to the Applicable Margin for Eurocurrency Loans in effect during each day of such quarter applied to the daily average face amount of Letters of Credit outstanding during such quarter. In addition, the Borrowers shall pay to the L/C Issuer for its own account the L/C Issuer’s standard issuance, drawing, negotiation, amendment, and other administrative fees for each Letter of Credit (whether a Commercial Letter of Credit or Standby Letter of Credit) as established by the L/C Issuer from time to time. All the standard fees set forth in the preceding sentence shall be retained by the L/C Issuer for its own account (such standard fees referred to in the clauses (i) and (ii) of the preceding sentence may be established by the L/C Issuer from time to time).

(c) Closing Fees. On the Effective Date, the Borrowers shall pay to the Administrative Agent, for the benefit of the Lenders, the upfront fees due to the Lenders as heretofore agreed.

(d) Administrative Agent Fees. The Borrowers shall pay to the Administrative Agent the fees agreed to between the Administrative Agent and the Company pursuant to a separate written letter agreement dated as of May 28, 2010.

(e) Fee Calculations. All fees payable under this Section 4.1 shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

Section 4.2. Place and Application of Payments. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by the Borrowers under this Agreement, shall be made to the Administrative Agent by no later than 1:00 p.m. (Chicago time) on the due date thereof at the principal office of the Administrative Agent in Chicago, Illinois (or such other location in the State of Illinois as the Administrative Agent may designate to the Company) or, if such payment is on a Reimbursement Obligation, no later than provided by Section 1.2(c) hereof or, if such payment is to be made in an Alternative Currency, no later than 12:00 noon local time at the place of payment to such office as the Administrative Agent has previously specified in a notice to the Company for the benefit of the Lender or Lenders entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made (i) in U.S. Dollars, in immediately available funds at the place of payment, or (ii) in the case of amounts payable hereunder in an Alternative Currency, in such Alternative Currency in such funds then customary for the settlement of international transactions in such currency, in each case without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. If the Administrative Agent causes amounts to be distributed to the Lenders in reliance upon the assumption that the Borrowers will make a scheduled payment and such scheduled payment is not so made, each Lender shall, on demand, repay to the Administrative Agent the amount distributed to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was distributed to such Lender and ending on (but excluding) the date such Lender repays such amount to the Administrative Agent, at a rate per annum equal to: (i) from the date the distribution was made to the date two (2) Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day or, in the case of a Loan denominated in an Alternative Currency, the cost to the Administrative Agent of funding the amount it advanced to fund such Lender’s Loan, as reasonably determined by the Administrative Agent and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day or, in the case of a Loan denominated in an Alternative Currency, the rate established by Section 3.2(c) for Eurocurrency Loans denominated in such currency.

Anything contained herein to the contrary notwithstanding, all payments and collections received in respect of the Obligations by the Administrative Agent or any of the Lenders after acceleration or the final maturity of the Obligations or termination of the Revolving Credit Commitments as a result of an Event of Default shall be remitted to the Administrative Agent and distributed as follows:

(a) first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, in protecting, preserving or enforcing rights under the Loan Documents;

(b) second, to the payment of the Swing Loans, both for principal and accrued but unpaid interest;

(c) third, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(d) fourth, to the payment of principal on the Loans (other than Swing Loans), unpaid Reimbursement Obligations, together with amounts to be held by the Administrative Agent as collateral security for any outstanding L/C Obligations pursuant to Section 10.4 hereof (until the Administrative Agent is holding an amount of cash equal to the then outstanding amount of all such L/C Obligations), the aggregate amount paid to, or held as collateral security for, the Lenders and L/C Issuer to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(e) fifth, to the payment of all other unpaid Obligations to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(f) finally, to the Company, on behalf of the Borrowers, or whoever else may be lawfully entitled thereto.

SECTION 5. JOINT AND SEVERAL OBLIGORS AND FURTHER ASSURANCES.

Section 5.1 Joint and Several Obligors. The payment and performance of the Obligations shall at all times be a joint and several obligation of the Company and each other Borrower pursuant to Section 13.A hereof or pursuant to one or more Additional Obligor Supplements delivered to the Administrative Agent, as the same may be amended, modified or supplemented from time to time.

Section 5.2 Guaranties. The payment and performance of the Obligations shall at all times be guaranteed by each Subsidiary of the Borrower which is not itself a Borrower and is a guarantor under the Note Purchase Agreement (each, a “Guarantor”) pursuant to Section 13.B hereof or pursuant to one or more Additional Guarantor Supplements delivered to the Administrative Agent, as the same may be amended, modified or supplemented from time to time (individually, a “Guaranty” and, collectively, the “Guaranties”).

Section 5.3. Further Assurances. The Company agrees that it shall, and shall cause each Domestic Subsidiary to, from time to time at the request of the Administrative Agent or the Required Lenders, execute and deliver such documents and do such acts and things as the Administrative Agent or the Required Lenders may reasonably request in order to provide for the joint and several obligation or guaranties, as applicable, contemplated by this Section 5. In the event the Company or any Subsidiary forms or acquires any direct Material Wholly-Owned Domestic Subsidiary after the date hereof or any Subsidiary becomes a direct Material Wholly-Owned Domestic Subsidiary after the date hereof or any Subsidiary becomes an obligor or guarantor under the Note Purchase Agreement, the Company shall cause such direct Material Wholly-Owned Domestic Subsidiary or other Subsidiary to execute an Additional Obligor Supplement or Additional Guarantor Supplement, as applicable, within 50 days after the end of the fiscal quarter of the Company in which such Subsidiary became a Material Wholly-Owned Domestic Subsidiary or within 3 days after the Subsidiary became an obligor or guarantor under the Note Purchase Agreement, as applicable, and the Company shall also deliver to the Administrative Agent, or cause such direct Material Wholly-Owned Domestic Subsidiary or other Subsidiary, as applicable, to deliver to the Administrative Agent, at the Company’s cost and expense, such other instruments, documents, notes, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

Section 5.4. Release of Borrower or Guarantor. If any Borrower (other than the Company) ceases to be a direct Material Wholly-Owned Domestic Subsidiary as a result of a disposition, dissolution or other transaction not prohibited by the terms hereof, then such Borrower shall automatically cease to be a Borrower hereunder and shall be released from any of its obligations as a Borrower hereunder. If any Guarantor (a) ceases to be a Subsidiary as a result of a disposition, dissolution or other transaction not prohibited by the terms hereof, or (b) otherwise ceases to be a Guarantor under the Note Purchase Agreement, then such Guarantor shall automatically cease to be a Guarantor hereunder and shall be released from any of its obligations as a Guarantor hereunder. The Administrative Agent shall execute and deliver to such departing Borrower or Guarantor or its designee, at the Company’s sole cost and expense, any document or instrument that such departing Borrower or Guarantor or the Company shall reasonably request to evidence such release, and the Lenders hereby authorize the Administrative Agent to execute and deliver any such document or instrument.

SECTION 6. DEFINITIONS; INTERPRETATION.

Section 6.1. Definitions. The following terms when used herein have the following meanings:

“Account” is defined in Section 10.4(b) hereof.

“Additional Guarantor Supplement” means an agreement in the form attached hereto as Exhibit J or such other form acceptable to the Administrative Agent.

“Additional Obligor Supplement” means an agreement in the form attached hereto as Exhibit I or such other form acceptable to the Administrative Agent.

“Adjusted LIBOR” means a rate per annum determined in accordance with the following formula:

Adjusted LIBOR =	LIBOR
1 - Eurocurrency Reserve Percentage

“Eurocurrency Reserve Percentage” means, for any Borrowing of Eurocurrency Loans, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Lender to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Eurocurrency Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D. “LIBOR” means, for an Interest Period for a Borrowing of Eurocurrency Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the average rate of interest per annum (rounded upwards, if necessary, to the nearest  1/100 of 1%) at which deposits in U.S. Dollars or the relevant Alternative Currency, as appropriate, in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) two Business Days before the beginning of such Interest Period by major banks in the interbank eurocurrency market for delivery on the first day of and for a period equal to such Interest Period in an amount equal or comparable to the principal amount of the Eurocurrency Loan scheduled to be made as part of such Borrowing. “LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars or the relevant Alternative Currency, as appropriate, for a period equal to such Interest Period, which appears on the appropriate Reuters Page as of 11:00 a.m. (London, England time) on the day two Business Days before the commencement of such Interest Period. “Reuters Page” means the display designated on the Reuters Service (or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for deposits of U.S. Dollar (currently displayed on LIBOR01 Page) or of the relevant Alternative Currency.

“Administrative Agent” means Bank of Montreal in its capacity as administrative agent hereunder for the Lenders and any successor pursuant to Section 12.7 hereof.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 10% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement” means this Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

“Alternative Currency” means any of euros, pounds sterling, and Japanese yen, and any other currency approved by the Administrative Agent, in each case for so long as such currency is readily available to all the Lenders and is freely transferable and freely convertible to U.S. Dollars and the Reuters Monitor Money Rates Service (or any successor) reports a LIBOR for such currency for interest periods of one, two, three and six calendar months; provided that if any Lender provides written notice to the Company (with a copy to the Administrative Agent) that any currency control or other exchange regulations are imposed in the country in which any such Alternative Currency is issued and that in the reasonable opinion of such Lender funding a Loan in such currency is impractical, then such currency shall cease to be an Alternative Currency hereunder until such time as all the Lenders reinstate such country’s currency as an Alternative Currency.

“Applicable Margin” means, with respect to Loans, Reimbursement Obligations, and the facility fees and letter of credit fees payable under Section 4.1 hereof until the first Pricing Date, the rates per annum shown opposite Level III below, and thereafter from one Pricing Date to the next, the Applicable Margin means the rates per annum determined in accordance with the following schedule:

LEVEL	CASH FLOW LEVERAGE RATIO FOR SUCH PRICING DATE	APPLICABLE MARGIN FOR BASE RATE LOANS SHALL BE:	APPLICABLE MARGIN FOR EUROCURRENCY LOANS SHALL BE:	APPLICABLE MARGIN FOR LETTER OF CREDIT FEE SHALL BE:	APPLICABLE MARGIN FOR FACILITY FEE SHALL BE:

IV	Greater than or equal to 2.0 to 1.0	1.00%	2.00%	2.00%	0.50%

III	Less than 2.0 to 1.0 but greater than or equal to 1.5 to 1.0	0.85%	1.85%	1.85%	0.40%

II	Less than 1.5 to 1.0, but greater than or equal to 1.0 to 1.0	0.65%	1.65%	1.65%	0.35%

I	Less than 1.0 to 1.0	0.45%	1.45%	1.45%	0.30%

For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of the Company ending on or after the Effective Date, the date on which the Administrative Agent is in receipt of the Company’s most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 9.4 hereof. The Applicable Margin shall be established based on the Cash Flow Leverage Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If the Company has not delivered its financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 9.4 hereof, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., the Cash Flow Leverage Ratio shall be deemed to be greater than 2.0 to 1.0). If the Company subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrowers and the Lenders if reasonably determined.

“Application” is defined in Section 1.2(b) hereof.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 14.12 hereof), and accepted by the Administrative Agent, in substantially the form of Exhibit H or any other form approved by the Administrative Agent.

“Authorized Representative” means those persons shown on the list of officers provided by the Company pursuant to Section 8.1(f) hereof, or on any update of such list provided by the Company to the Administrative Agent, or any further or different officer of the Company so named by any Authorized Representative of the Company in a written notice to the Administrative Agent.

“Base Rate” means, for any day, the rate per annum equal to the greatest of: (a) the rate of interest announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate, or its equivalent, for U.S. Dollar loans to borrowers located in the United States as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Administrative Agent’s best or lowest rate), (b) the sum of (i) the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher  1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for sale to the Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (ii)  1/2 of 1%, and (c) the LIBOR Quoted Rate for such day plus 1.00%. As used herein, the term “LIBOR Quoted Rate” means, for any day, the rate per annum equal to the quotient of (i) the rate per annum (rounded upward, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a one-month interest period which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) divided by (ii) one (1) minus the Eurocurrency Reserve Percentage.

“Base Rate Loan” means a Revolving Loan bearing interest prior to maturity at a rate specified in Section 1.3(a) hereof.

“Borrower” and “Borrowers” are defined in the first paragraph of this Agreement.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders on a single date and for a single Interest Period. Borrowings of Revolving Loans are made and maintained ratably from each of the Lenders according to their Percentages. A Borrowing is: “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrowers; “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing; and “converted” when such Borrowing is changed from one type of Loan to another, all as requested by the Company pursuant to Section 1.5(a) hereof. Borrowings of Swing Loans are made by the Swing Line Lender in accordance with the procedures set forth in Section 2 hereof.

“Business Day” means any day other than a Saturday or Sunday on which Lenders are not authorized or required to close in Chicago, Illinois and, if the applicable Business Day relates to the borrowing or payment of a Eurocurrency Loan, on which banks are dealing in deposits in U.S. Dollars in the interbank market in London, England and Nassau, Bahamas and, if the applicable Business Day relates to the borrowing or payment of a Eurocurrency Loan denominated in an Alternative Currency, on which banks and foreign exchange markets are open for business in the city where disbursements of or payments on such Loan are to be made and, if such Alternative Currency is the euro or any national currency of a nation that is a member of the European Economic and Monetary Union, which is a TARGET Settlement Day.

“Capital Lease” means any lease of Property which, in accordance with GAAP, would be required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means the amount of the liability shown on the balance sheet of any Person in respect of a Capital Lease as determined in accordance with GAAP.

“Cash Flow Leverage Ratio” means, as of any time the same is to be determined, the ratio of (a) Funded Debt as of the last day of the most recent four fiscal quarters then ended minus Excess Cash as of the last day of the same such period to (b) EBITDA for the same most recent four fiscal quarters then ended.

“Change in Control” means and includes any of the following:

(a) any person or group (within the meaning of Sections 13(d)(2) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) is or becomes the beneficial owner, directly or indirectly, of 50% or more of the Voting Stock of the Company; or

(b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of the Company, together with any new directors whose election by the Board of Directors of the Company or nomination for election by the Company’s stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason other than death or disability to constitute at least a majority of the directors then in office; or

(c) the stockholders of the Company shall approve the sale of all or substantially all of the assets of the Company or any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any event described in clause (a) or (b) above.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Commercial Letter of Credit” means a Letter of Credit that finances a commercial transaction by paying part or all of the purchase price for goods against delivery of a document of title covering such goods and any other required documentation.

“Commitment Amount Increase” is defined in Section 3.8 hereof.

“Commitment Amount Increase Request” means a Commitment Amount Increase Request in the form of Exhibit F hereto.

“Company” is defined in the first paragraph of this Agreement.

“Compliance Certificate” means a written certificate in the form of Exhibit G hereto.

“Controlled Group” means, with respect to the Company, all members of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Credit Event” means the advancing of any Loan, the continuation of or conversion into a Eurocurrency Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder (herein, a “Defaulted Loan”) within two (2) Business Days of the date required to be funded by it hereunder unless such failure has been cured or is the subject of a good faith dispute, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has become the subject of a bankruptcy or insolvency proceeding or a receiver or conservator has been appointed for such Lender.

“Defaulting Lender Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Percentage of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Lenders had funded all of their respective Loans) over the aggregate outstanding principal amount of all Loans funded by such Defaulting Lender.

“Defaulting Lender Period” means, with respect to any Defaulting Lender, the period commencing on the date upon which such Lender first became a Defaulting Lender and ending on the earliest of the following dates: (i) the date on which all Revolving Credit Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable and (ii) the date on which (a) such Defaulting Lender is no longer insolvent, the subject of a bankruptcy or insolvency proceeding or, if applicable, under the direction of a receiver or conservator, (b) the Defaulting Lender Excess with respect to such Defaulting Lender shall have been reduced to zero, and (c) such Defaulting Lender shall have delivered to the Company and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Revolving Credit Commitment.

“Domestic Subsidiary” means each Subsidiary which is organized under the laws of the United States of America or any State thereof.

“EBIT” means, for any Person and with reference to any period, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state, and local income taxes for such period and (c) to the extent also included in the corresponding calculation under the Note Purchase Agreement, the expense resulting from any change in estimated acquisition earnout payables, minus to the extent also included in the corresponding calculation under the Note Purchase Agreement, all amounts included in arriving at such Net Income amount in respect of the income resulting from any change in estimated acquisition earnout payables; provided that there shall be included in such determination for such period all such amounts attributable to any Person acquired during such period to the extent not subsequently sold or otherwise disposed of during such period but only to the extent also included in the corresponding calculation under the Note Purchase Agreement.

“EBITDA” means, for any Person and with reference to any period, EBIT for such period plus all amounts properly charged for depreciation of fixed assets and amortization of intangible assets during such period on the books of such Person and its subsidiaries; provided that there shall be included in such determination for such period all amounts properly charged for depreciation of fixed assets and amortization of intangible assets during such period attributable to any Person acquired during such period to the extent not subsequently sold or otherwise disposed of during such period but only to the extent also included in the corresponding calculation under the Note Purchase Agreement.

“Effective Date” means the date on which the Administrative Agent has received signed counterpart signature pages of this Agreement from each of the signatories (or, in the case of a Lender, confirmation that such Lender has executed such a counterpart and dispatched it for delivery to the Administrative Agent) and the documents required by Section 8.1 hereof.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) the L/C Issuer and Swing Line Lender, and (iii) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Borrower or any of the Company’s Affiliates or Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“Eurocurrency Loan” means a Revolving Loan bearing interest prior to maturity at the rate specified in Section 1.3(b) hereof.

“Event of Default” means any of the events or circumstances specified in Section 10.1 hereof.

“Excess Cash” means, as of any date the same is to be determined, all cash on the books of the Company and its Domestic Subsidiaries which is maintained in accounts located in the United States of America and which is in excess of $25,000,000 excluding restricted cash.

“Existing Credit Agreement” means the Amended and Restated Multicurrency Credit Agreement dated as of December 19, 2007 among the Company, the other Borrowers party thereto, the Lenders party thereto and Harris N.A., as Administrative Agent.

“Existing L/Cs” means the outstanding letters of credit issued by Harris N.A. pursuant to the Existing Credit Agreement prior to the date hereof, all of which are listed and described on Schedule 1.2(a) hereof.

“Federal Funds Rate” means the fluctuating interest rate per annum described in part (x) of clause (b)(i) of the definition of Base Rate.

“Fixed Rate Loans” means Swing Loans bearing interest at the Quoted Rate and Eurocurrency Loans, unless the context in which such term is used shall otherwise require.

“Funded Debt” means, at any time the same is to be determined, the aggregate of all Indebtedness for Borrowed Money of the Company and its Subsidiaries on a consolidated basis at such time plus all Indebtedness for Borrowed Money of any other Person which is directly or indirectly guaranteed by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which the Company or any of its Subsidiaries has otherwise assured a creditor against loss.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America applied by the Company and its Subsidiaries on a basis consistent with the preparation of the Company’s most recent financial statements furnished to the Lenders pursuant to Section 7.5 hereof.

“Guarantor” is defined in Section 5.2 hereof.

“Guaranty” is defined in Section 5.2 hereof.

“Indebtedness for Borrowed Money” means for any Person (without duplication) (i) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (ii) all indebtedness for the deferred purchase price of property or services (other than (a) trade accounts payable arising in the ordinary course of business which are not more than 90 days past due and (b) obligations to make earn-out payments in cash, debt instruments or preferred stock, pursuant to acquisitions occurring prior to the date of this Agreement or permitted under this Agreement), (iii) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (iv) all Capitalized Lease Obligations of such Person and (v) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money, excluding, in each case, indebtedness which is non-recourse to such Person and its subsidiaries.

“Interest Coverage Ratio” means, as of any time the same is to be determined, the ratio of (a) EBIT for the four fiscal quarter period most recently ended to (b) Interest Expense during the same such four fiscal quarter period.

“Interest Expense” means, for any Person and with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of such Person and its subsidiaries for such period determined on a consolidated basis in accordance with GAAP excluding incremental interest charges resulting from consolidation under FIN 46.

“Interest Period” is defined in Section 3.1 hereof.

“L/C Documents” means the Letters of Credit, any draft or other document presented in connection with a drawing thereunder, the Applications and this Agreement.

“L/C Issuer” means Bank of Montreal or any of its Affiliates and, with respect to the existing L/Cs, Harris N.A. and any Lender or Lenders selected by the Company and reasonably acceptable to the Administrative Agent.

“L/C Obligations” means the U.S. Dollars Equivalent of the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

“L/C Sublimit” means $75,000,000, as such amount may be reduced pursuant to the terms hereof.

“Lender” means and includes each financial institution party hereto and the other financial institutions from time to time party to this Agreement, including each assignee Lender pursuant to Section 14.12 hereof and, unless the context otherwise requires, the Swing Line Lender.

“Lending Office” is defined in Section 11.4 hereof.

“Letter of Credit” is defined in Section 1.2(a) hereof.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Loan” means and includes each Revolving Loan and Swing Loan; and the term “type” of Loan refers to its status as a Revolving Loan or a Swing Loan, or, if a Revolving Loan, to its status as a Base Rate Loan or Eurocurrency Loan.

“Loan Documents” means this Agreement, the Notes, the Applications, the Letters of Credit, the Additional Guarantor Supplements, the Additional Obligor Supplements and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith and, in each case, as the same may be amended, modified restated or supplemented from time to time.

“Material” means, with respect to any Subsidiary, a Subsidiary whose assets represent more than 5% of the assets of the Company and its Subsidiaries on a consolidated basis.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, condition (financial or otherwise) or prospects of the Company or of the Company and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Company and its Subsidiaries, taken as a whole, to perform their obligations under this Agreement, the Notes, the Applications, or the Letters of Credit, as applicable, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company and its Subsidiaries, taken as a whole, of this Agreement, the Notes, the Applications, or the Letters of Credit, as applicable, or the rights and remedies of the Administrative Agent, the L/C Issuer or the Lenders thereunder.

“Net Income” means, for any Person and with reference to any period, the net income (or net loss) of such Person and its subsidiaries for such period as computed on a consolidated basis in accordance with GAAP, and, without limiting the foregoing, after deduction from gross income of all expenses and reserves, including reserves for all taxes on or measured by income.

“Net Worth” means, at any time the same is to be determined, the total shareholders’ equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock, but excluding minority interests in Subsidiaries) which would appear on the balance sheet of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that in computing Net Worth, the Company may exclude the effect of stock repurchases aggregating not more than $300,000,000 after the Effective Date so long as such stock repurchases are approved by the Company’s board of directors.

“Non-Borrower Subsidiary” means any Subsidiary that is not a Borrower.

“Note Purchase Agreement” means that certain Amended and Restated Note Purchase Agreement dated December 19, 2007 among Arthur J. Gallagher & Co. and certain of its Subsidiaries party thereto, as obligors, and the Noteholders party thereto, as amended, restated, supplemented or modified from time to time.

“Notes” is defined in Section 3.3(d) hereof.

“Obligations” means all obligations of the Borrowers to pay principal and interest on the Loans and the L/C Obligations, all fees and charges payable hereunder, and all other payment obligations of the Borrowers, and any of them, arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

“OFAC Event” means the event specified in Section 9.18 hereof.

“OFAC Sanctions Programs” means all laws, regulations, and Executive Orders administered by OFAC, including without limitation, the Bank Secrecy Act, anti-money laundering laws (including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act)), and all economic and trade sanction programs administered by OFAC, any and all similar United States federal laws, regulations or Executive Orders, and any similar laws, regulators or orders adopted by any State within the United States.

“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.

“Original Dollar Amount” means the amount of any Obligations denominated in U.S. Dollars and, in relation to any Loan denominated in an Alternative Currency, the U.S. Dollars Equivalent of such Loan on the day it is advanced or continued for an Interest Period.

“Participating Interest” is defined in Section 1.2(e) hereof.

“Participating Lender” is defined in Section 1.2(e) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Percentage” means, for each Lender, the percentage of the Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Lender (including through participation interests in L/C Obligations outstanding under the Revolving Credit and Swing Loans) of the aggregate principal amount of all Revolving Loans, Swing Loans and L/C Obligations then outstanding.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or any agency or political subdivision thereof.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (i) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (ii) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Quoted Rate” is defined in Section 2.3 hereof.

“Reimbursement Obligation” is defined in Section 1.2(c) hereof.

“Replaced Lender” is defined in Section 11.6 hereof.

“Replacement Lender” is defined in Section 11.6 hereof.

“Required Lenders” means, as of the date of determination thereof, Lenders holding greater than 50% of the Percentages.

“Responsible Officer” means, with respect to any Borrower, each or any of its president, chief financial officer, treasurer, chief accounting officer or general counsel.

“Revaluation Date” means, (i) with respect to any Revolving Loan denominated in an Alternative Currency, each date as the Administrative Agent or the Required Lenders shall specify and (ii) with respect to any Letter of Credit denominated in an Alternative Currency, (a) the date of issuance thereof, (b) the date of each amendment thereto having the effect of increasing the amount thereof, (c) the last day of each calendar month, and (d) each additional date as the Administrative Agent or the Required Lenders shall specify.

“Revolving Credit” means the credit facility for making Revolving Loans and issuing Letter of Credit described in Sections 1.1 and 1.2 hereof.

“Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Swing Loans and Letters of Credit issued for the account of the Borrowers hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I attached hereto, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Borrowers and the Lenders acknowledge and agree that the Revolving Credit Commitments of the Lenders aggregate $500,000,000 on the date hereof.

“Revolving Credit Note” is defined in Section 3.3(d) hereof.

“Revolving Loan” is defined in Section 1.1 hereof.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Set-Off” is defined in Section 14.7 hereof.

“Standby Letter of Credit” means a Letter of Credit that is not a Commercial Letter of Credit.

“Subsidiary” means any corporation or other Person more than 50% of the Voting Stock of which is at the time directly or indirectly owned by the Company and/or one or more Persons which are themselves Subsidiaries of the Company.

“Swing Line” means the credit facility for making one or more Swing Loans described in Section 2.1 hereof.

“Swing Line Lender” means Bank of Montreal, acting in its capacity as the Lender of Swing Loans hereunder, or any successor Lender acting in such capacity appointed pursuant to Section 14.12 hereof.

“Swing Line Note” is defined in Section 3.3(d) hereof.

“Swing Line Sublimit” means $50,000,000, as such amount may be reduced pursuant to the terms hereof.

“Swing Loans” is defined in Section 2.1 hereof.

“TARGET Settlement Day” means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

“Termination Date” means July 15, 2014.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“U.S. Dollar Equivalent” means (a) the amount of any Obligation or Letter of Credit denominated in U.S. Dollars, (b) in relation to any Obligation or Letter of Credit denominated in an Alternative Currency, the amount of U.S. Dollars which would be realized by converting such Alternative Currency into U.S. Dollars at the exchange rate quoted to the Administrative Agent, at approximately 11:00 a.m. (London time) three Business Days prior (i) to the date on which a computation thereof is required to be made, and (ii) on any Revaluation Date, in each case, by major banks in the interbank foreign exchange market for the purchase of U.S. Dollars for such Alternative Currency.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“Voting Stock” means, with respect to any Person, the capital stock of any class or classes or other equity interests (however designated) having ordinary voting power for the election of directors or similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Welfare Plan” means a “welfare plan”, as defined in Section 3(1) of ERISA.

“Wholly-Owned” means, with respect to any Subsidiary, a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by the Company and/or one or more Wholly-Owned Subsidiaries of the Company within the meaning of this definition.

Section 6.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Chicago, Illinois time unless otherwise specifically provided.

Section 6.3. Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 7.5 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Company or the Required Lenders may by notice to the Lenders and the Company, respectively, require that the Lenders and the Borrowers negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Company and its Subsidiaries shall be the same as if such change had not been made. No delay by the Company or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 6.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Company shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

SECTION 7. REPRESENTATIONS AND WARRANTIES.

The Borrowers hereby represent and warrant to the Administrative Agent and each Lender as follows:

Section 7.1. Organization and Qualification. The Company is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware, has full corporate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to be so licensed or qualified could not reasonably be expected to have a Material Adverse Effect.

Section 7.2. Subsidiaries. Each Subsidiary is duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction in which it is incorporated or organized, as the case may be, has full corporate or limited liability company power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to be so licensed or qualified could not reasonably be expected to have a Material Adverse Effect. Schedule 7.2 hereto identifies as of the Effective Date (i) each Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Company and its Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding and (ii) each direct Material Wholly-Owned Domestic Subsidiary. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and, in the case of capital stock, fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 7.2 as owned by the Company or any of its Subsidiaries are owned, beneficially and of record, by the Company or such Subsidiary free and clear of all Liens. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

Section 7.3. Corporate Authority and Validity of Obligations. Each Borrower has full corporate or limited liability company power and authority to enter into this Agreement and the other Loan Documents to which it is a party, to make the borrowings herein provided for, to issue the Notes in evidence thereof, and to perform all of its obligations hereunder and under the other Loan Documents to which it is a party. Each Guarantor has full corporate or limited liability company power and authority to enter into this Agreement pursuant to an Additional Guarantor Supplement and perform all of its Obligations hereunder. Each Loan Document to which any Borrower or any Guarantor is a party has been duly authorized, executed and delivered by such Borrower or such Guarantor, as the case may be, and constitutes the valid and binding obligation of such Borrower or such Guarantor enforceable in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law). No Loan Document, nor the performance or observance by any Borrower or any Guarantor of any of the matters and things herein or therein provided for, contravenes or constitutes a default under any provision of law or any judgment, injunction, order or decree binding upon any Borrower or any Guarantor or any provision of the charter, articles of incorporation or by-laws (or equivalent organizational document) of any Borrower or any Guarantor or any covenant, indenture or agreement of or affecting any Borrower or any Guarantor or any of their respective Properties, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or result in the creation or imposition of any Lien on any Property of any Borrower or any Guarantor.

Section 7.4. Use of Proceeds; Margin Stock. The Borrowers shall use the proceeds of the Loans and other extensions of credit made available hereunder to fund their general corporate and working capital purposes, to refinance existing indebtedness and for such other purposes as are consistent with all applicable laws and the terms hereof. Neither the Company nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit hereunder will be used to purchase or carry margin stock or used in a manner that violates any provision of Regulation U or X of the Board of Governors of the Federal Reserve System.

Section 7.5. Financial Reports. The consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2009, and the related consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Ernst & Young LLP, independent public accountants, and the unaudited interim consolidated balance sheet of the Company and its Subsidiaries as at March 31, 2010, and the related consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the three months then ended, heretofore furnished to the Lenders, fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with generally accepted accounting principles applied on a consistent basis (except, in the case of such unaudited statements, for normal year-end audit adjustments). Except as previously disclosed in writing to the Administrative Agent, neither the Company nor any Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 9.4 hereof.

Section 7.6. No Material Adverse Change. Since December 31, 2009, except as previously disclosed in the Company’s Form 10-K filed with the SEC for the year ended December 31, 2009, or the Company’s Form 10-Q filed with the SEC for the quarter ended March 31, 2010, there has been no change in the condition (financial or otherwise) or business prospects of the Company and its Subsidiaries taken as a whole which could reasonably be expected to have a Material Adverse Effect.

Section 7.7. Full Disclosure. The written statements and information furnished to the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Lenders acknowledging that as to any projections furnished to the Lenders, the Borrowers only represent that the same were prepared on the basis of information and estimates the Borrowers believed to be reasonable.

Section 7.8. Good Title. The Company and its Subsidiaries each have good and defensible title to their assets as reflected on the most recent consolidated balance sheet of the Company and its Subsidiaries furnished to the Lenders (except for sales of assets in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 9.9 hereof.

Section 7.9. Litigation and Other Controversies. Except as otherwise disclosed in the Company’s Form 10-K for the year ended December 31, 2009, or the Company’s Form 10-Q for the quarter ended March 31, 2010, there is no litigation, arbitration or governmental proceeding or labor controversy pending, nor to the knowledge of any Borrower threatened, against the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

Section 7.10. Taxes. All federal, state and other material tax returns required to be filed by the Company and its Subsidiaries in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Company and its Subsidiaries or upon any of their respective Properties, income or franchises, which are shown to be due and payable in such returns, have been paid, except for any taxes, assessments, fees or charges being contested in good faith by appropriate proceeding which prevent or stay enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided. The Company does not know of any proposed additional tax assessment against it or its Subsidiaries for which adequate provision in accordance with GAAP has not been made on its accounts. Adequate provisions in accordance with GAAP for taxes on the books of the Company and its Subsidiaries have been made for all open years, and for its current fiscal period.

Section 7.11. Approvals. No authorization, consent, license, or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of the stockholders of the Company or any other Person, is or will be necessary to the valid execution, delivery or performance by any Borrower of this Agreement or any other Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

Section 7.12. Affiliate Transactions. Neither the Company nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates (other than transactions between the Company and a Wholly-Owned Subsidiary or between Wholly-Owned Subsidiaries) on terms and conditions which are less favorable to the Company or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 7.13. Investment Company. Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 7.14. ERISA. In respect of each Plan, the Company and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any material liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither the Company nor any Subsidiary has any material contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

Section 7.15. Compliance with Laws. The Company and its Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Properties or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), non-compliance with which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health and safety statutes and regulations or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 7.16. Other Agreements. Neither the Company nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting the Company, any Subsidiary or any of their Properties, which default if uncured could reasonably be expected to have a Material Adverse Effect.

Section 7.17. Labor Controversies. There are no labor controversies pending or threatened against the Company or any Subsidiary which could reasonably be expected to have a Material Adverse Effect.

Section 7.18. Insolvency. After giving effect to the execution and delivery of the Loan Documents and the extensions of credit under this Agreement: (a) neither any Borrower nor any Guarantor will (i) be “insolvent,” within the meaning of such term as used in §101 of the “Bankruptcy Code”, or Section 2 of either the “UFTA” or the “UFCA”, or as defined or used in any “Other Applicable Law” (as those terms are defined below), or (ii) be unable to pay its debts generally as such debts become due within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA or Section 6 of the UFCA, or (iii) have an unreasonably small capital to engage in any business or transaction, whether current or contemplated, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA or Section 5 of the UFCA; and (b) the obligations of the Borrowers and the Guarantors under the Loan Documents and with respect to the Loans and Letters of Credit will not be rendered avoidable under any Other Applicable Law. For purposes of this Section, “Bankruptcy Code” means Title 11 of the United States Code, “UFTA” means the Uniform Fraudulent Transfer Act, “UFCA” means the Uniform Fraudulent Conveyance Act, and “Other Applicable Law” means any other applicable law pertaining to fraudulent transfers or obligations voidable by creditors, in each case as such law may be amended from time to time.

Section 7.19. No Default. No Default or Event of Default has occurred and is continuing.

Section 7.20. OFAC. (a) The Company is in compliance with the requirements of all OFAC Sanctions Programs applicable to it, non-compliance with which could reasonably be expected to have a Material Adverse Effect, (b) each Subsidiary of the Company is in compliance with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary, (c) the Company has provided to the Administrative Agent, the L/C Issuer, and the Lenders all information regarding the Company and its Affiliates and Subsidiaries requested by the Administrative Agent and necessary for the Administrative Agent, the L/C Issuer, and the Lenders to comply with all applicable OFAC Sanctions Programs, and (d) to the best of the Company’s knowledge, neither the Company nor any of its Affiliates or Subsidiaries is, as of the date hereof, named on the current OFAC SDN List.

SECTION 8. CONDITIONS PRECEDENT.

The obligation of each Lender to advance, continue, or convert any Loan (other than the continuation of, or conversion into, a Base Rate Loan), or of the L/C Issuer to issue, extend the expiration date of or increase the amount of any Letter of Credit, shall be subject to the following conditions precedent:

Section 8.1. Initial Credit Event. The effectiveness of this Agreement shall be subject to the satisfaction prior to or on the date of this Agreement, of the following conditions:

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(b) If requested by any Lender, the Administrative Agent shall have received (i) for each Lender, such Lender’s duly executed Note and (ii) the Swing Line Lender’s duly executed Swing Line Note dated the date hereof;

(c) The Administrative Agent shall have received for each Lender the favorable written opinion of counsel to the Borrowers in form and substance satisfactory to the Administrative Agent and its counsel;

(d) The Administrative Agent shall have received (i) an original certificate of good standing for each Borrower (to the extent applicable), certified as of a date not earlier than 30 days prior to the date hereof by the Secretary of State of such party’s jurisdiction of organization and (ii) certificate or articles of incorporation or formation, together with all amendments thereto, and bylaws and any amendments thereto, for each Borrower, certified by such party’s Secretary or an Assistant Secretary;

(e) The Administrative Agent shall have received copies of resolutions of each Borrower’s Board of Directors authorizing the execution and delivery of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby, together with specimen signatures of the persons authorized to execute such documents on behalf of such Borrower, all certified in each instance by its Secretary or Assistant Secretary;

(f) The Administrative Agent shall have received a list of the Company’s Authorized Representatives;

(g) The Administrative Agent shall have received the fees required by Section 4.1(c) and 4.1(d) hereof;

(h) The Existing Credit Agreement shall have been terminated and all amounts payable thereunder shall have been paid or shall be paid with the proceeds of the initial Credit Event;

(i) Each of the representations and warranties set forth in Section 7 hereof shall be true and correct in all material respects; and

(j) All legal matters incident to the execution and delivery of the Loan Documents shall be reasonably satisfactory to the Lenders.

Each Lender that is also a “Lender” under the Existing Credit Agreement referenced in clause (h) above, by its execution hereof, hereby waives any requirement under Section 3.7 of the Existing Credit Agreement that the Borrowers give prior notice of the termination of the “Revolving Credit Commitments” thereunder, and agrees that such notice may be given on the same day as such termination is to be effective. In addition, such Lenders and the Borrowers agree that the Existing Credit Agreement shall terminate and all amounts payable thereunder shall be due and payable on the date hereof.

Section 8.2. All Credit Events. As of the time of each Credit Event hereunder:

(a) In the case of a Borrowing of a Revolving Loan, the Administrative Agent shall have received the notice required by Section 1.5 hereof (including any deemed notice under Section 1.5(c)); in the case of a Swing Loan, the Swing Line Lender shall have received the notice required in Section 2.3 hereof; in the case of the issuance of any Letter of Credit, the L/C Issuer shall have received a duly completed Application for such Letter of Credit (along with the fees required by Section 4.1(b) hereof); in the case of an extension or increase in the amount of a Letter of Credit, the L/C Issuer shall have received a written request therefor (along with the fees required by Section 4.1(b) hereof) in a form acceptable to the L/C Issuer;

(b) Each of the representations and warranties set forth in Section 7 hereof (other than Section 7.6) shall be true and correct in all material respects as of said time, taking into account any amendments to such Section made after the date of this Agreement in accordance with its provisions, except that if any such representation or warranty relates solely to an earlier date it need only remain true as of such date;

(c) No Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

(d) After giving effect to such Credit Event, the aggregate U.S. Dollar Equivalent of Revolving Loans, Original Dollar Amount of Swing Loans and U.S. Dollar Equivalent of L/C Obligations then outstanding shall not exceed the Revolving Credit Commitments then in effect; and

(e) Such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Administrative Agent or any Lender (including, without limitation, Regulation U or X of the Board of Governors of the Federal Reserve System).

Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrowers on the date of such Credit Event as to the facts specified in paragraphs (a) through (d), both inclusive, of this Section 8.2.

SECTION 9. COVENANTS.

The Borrowers covenant and agree that, so long as any credit is available to or in use by the Borrowers hereunder, except to the extent compliance in any case is waived in writing pursuant to the terms of Section 14.13 hereof:

Section 9.1. Maintenance of Business. The Company shall, and shall cause each Subsidiary to, preserve and maintain its existence, and preserve and keep in force and effect all licenses, permits and franchises necessary to the proper conduct of its business; provided, however, that nothing in this Section 9.1 shall prohibit the dissolution, sale, transfer or other disposition of any Subsidiary which is otherwise permitted under Section 9.11 hereof.

Section 9.2. Taxes and Assessments. The Company shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all material taxes, rates, assessments, fees and governmental charges upon or against it or its Properties, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

Section 9.3. Insurance. The Company shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Company shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including employers’ and public liability risks) with responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Company shall upon written request furnish to the Administrative Agent and any Lender a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

Section 9.4. Financial Reports. The Company shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Administrative Agent, each Lender and their duly authorized representatives such information respecting the business and financial condition of the Company and its Subsidiaries as the Administrative Agent may reasonably request (each Lender to have the right to require the Administrative Agent make such request); and without any request, the Company will furnish each of the following to the Administrative Agent, with sufficient copies for each Lender (which the Administrative Agent shall promptly distribute to each Lender) or, in lieu of furnishing any such item to the Administrative Agent, may at such time notify the Administrative Agent that such item has been posted to a website maintained by or on behalf of the Company and accessible to all of the Lenders, such notification to inform the Administrative Agent of any information necessary to allow the Lenders to access such item:

(a) as soon as available, and in any event within 45 days after the close of each of the first three fiscal quarters of each fiscal year of the Company, a copy of the consolidated balance sheet of the Company and its Subsidiaries as of the last day of such period and the consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the fiscal quarter and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Company in accordance with GAAP (subject to normal year-end adjustments) and certified to by its President, Chief Financial Officer, Vice President and Treasurer, or Chief Accounting Officer;

(b) as soon as available, and in any event within 90 days after the close of each annual accounting period of the Company, a copy of the consolidated balance sheet of the Company and its Subsidiaries as of the last day of the period then ended and the consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the period then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an opinion thereon, unqualified as to scope and going-concern status, of Ernst & Young LLP or another firm of independent public accountants of recognized national standing, selected by the Company and satisfactory to the Administrative Agent, to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Company and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(c) within the period provided in subsection (b) above, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Default or Event of Default with respect to Sections 9.6, 9.7 and 9.8, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of the existence thereof;

(d) promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing given to it by its independent public accountants and having a material impact on the consolidated financial condition of the Company and its Subsidiaries;

(e) promptly after the sending or filing thereof, a copies of all proxy statements, financial statements and reports which the Company sends to its shareholders, and copies of all regular, periodic and special reports and all registration statements which the Company files with the SEC or with any national securities exchange;

(f) promptly after knowledge thereof shall have come to the attention of any Responsible Officer of the Company, written notice of (i) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against the Company or any Subsidiary which could reasonably be expected to have a Material Adverse Effect or (ii) of the occurrence of any Default or Event of Default hereunder;

(g) notice of any Change in Control; and

(h) promptly after the effectiveness thereof (i) true and complete copies of any amendments to the Note Purchase Agreement and (ii) notice of the addition of any guarantor under the Note Purchase Agreement.

Each of the financial statements furnished to the Administrative Agent and the Lenders pursuant to subsections (a) and (b) of this Section shall be accompanied by a Compliance Certificate signed by the President, the Chief Financial Officer or the Vice President and Treasurer of the Company to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrowers to remedy the same. Such Compliance Certificate shall also (i) set forth the calculations supporting such statements in respect of Sections 9.6, 9.7 and 9.8 of this Agreement and (ii) contain a calculation of the Cash Flow Leverage Ratio for purposes of determining adjustments (if any) to the Applicable Margins.

Section 9.5. Inspection. The Company shall, and shall cause each Subsidiary to, permit the Administrative Agent, each Lender and each of their duly authorized representatives and agents during normal business hours to visit and inspect any of the Properties, corporate books and financial records of the Company and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Company and each Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Subsidiary with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision the Company hereby authorizes such accountants to discuss with the Administrative Agent and such Lender the finances and affairs of the Company and of each Subsidiary) at such reasonable times and reasonable intervals as the Administrative Agent or any such Lender may designate.

Section 9.6. Net Worth. The Company shall not at any time permit its Net Worth to be less than $650,000,000 plus 40% of Net Income for each calendar quarter (if positive for such quarter) completed as of the date of determination, commencing with the calendar quarter ending September 30, 2010.

Section 9.7. Cash Flow Leverage Ratio. The Company shall not at any time permit its Cash Flow Leverage Ratio to be more than 2.75 to 1.0.

Section 9.8. Interest Coverage Ratio. The Company shall not at any time permit its Interest Coverage Ratio to be less than 4.00 to 1.0.

Section 9.9. Liens. The Company shall not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by the Company or such Subsidiary; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a) Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith cash deposits in connection with tenders, contracts or leases to which the Company or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(b) mechanics’, workmen’s, materialmen’s, landlords’, carriers’, or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

(c) judgment liens and judicial attachment liens not constituting an Event of Default under Section 10.1(h) hereof and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of liabilities of the Company and its Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $50,000,000 at any one time outstanding;

(d) Liens on Property of the Company or any of its Subsidiaries created solely for the purpose of securing purchase money indebtedness or Capitalized Lease Obligations and, representing or incurred to finance, refinance or refund the purchase price of Property, provided that no such Lien shall extend to or cover other Property of the Company or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the original purchase price of such Property as reduced by repayments of principal thereon;

(e) leases or subleases granted to others in the ordinary course of business and any interest or title of a lessor under any lease permitted by this Agreement;

(f) customary rights of set off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code in favor of banks or other financial institution where the Company or any Subsidiary maintains deposits in the ordinary course of business;

(g) Liens constituting encumbrances in the nature of zoning restrictions, condemnations, easements, encroachments, covenants, rights of way, minor defects, irregularities and rights or restrictions of record on the title or use of real property, which do not materially detract from the value of such property or materially impair the use thereof in the business of the Company or any Subsidiary; and

(h) Liens other than those permitted by any of the foregoing subsections (a) through (g) provided such Liens do not at any time secure obligations exceeding 10% of Net Worth as then determined and computed.

Section 9.10. Acquisitions. The Company shall not, nor shall it permit any Subsidiary to, acquire all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent acquisitions of all or substantially all of the assets or business of any other Person or division thereof, or all or any part of the Voting Stock of or other equity interest in any Person (including as such an acquisition, any action to participate as a joint venturer in any joint venture or as a partner in any partnership), in each case if and so long as (i) no Default or Event of Default exists or would exist after giving effect to such acquisition, (ii) after giving effect to such acquisition, the Borrowers would have unused Revolving Credit Commitments in excess of $75,000,000, (iii) the Board of Directors or other governing body of such Person whose Property or Voting Stock or other equity interest is being so acquired has not opposed the terms of such acquisition and (iv) such acquisition involves a line of business which is complementary to the lines of business in which the Company or the Subsidiary, as the case may be, making such acquisition is engaged on the Effective Date.

Section 9.11. Mergers, Consolidations and Sales. The Company shall not be a party to any merger or consolidation unless the Company is the surviving entity and no Default or Event of Default exists or would exist after giving effect to such merger or consolidation. The Company shall not, nor shall it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that so long as no Default or Event of Default exists this Section shall not apply to nor operate to prevent:

(a) the sale or lease of inventory in the ordinary course of business;

(b) the sale, transfer, lease or other disposition of Property of the Company and its Subsidiaries to one another in the ordinary course of business;

(c) the merger of any Subsidiary with or into the Company (with the Company being the surviving entity) or another existing or newly-formed Subsidiary;

(d) the dissolution of any Subsidiary pursuant to a plan of dissolution requiring the conveyance or distribution of all or substantially all of the assets of such Subsidiary to the Company or to another existing or newly-formed Subsidiary;

(e) the dissolution, sale or transfer of any Non-Borrower Subsidiary;

(f) the sale of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction);

(g) the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of the Company or its Subsidiary, has become obsolete or worn out, and which is disposed of in the ordinary course of business;

(h) sales by the Company or its Subsidiaries of assets categorized in the “Corporate” segment (or any successor thereto) as identified in the Company’s consolidated financial statements filed with the SEC; and

(i) any other sale, transfer, lease or disposition of Property of the Company or any Subsidiary not described in the foregoing clauses (a) through (h) (including any disposition of Property as part of a sale and leaseback transaction) aggregating for the Company and its Subsidiaries not more than $320,000,000 during the term of this Agreement.

Section 9.12. ERISA. The Company shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Properties. The Company shall, and shall cause each Subsidiary to, promptly notify the Administrative Agent and each Lender of (i) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan (other than a reportable event with respect to which the 30 day notice requirement is waived), (ii) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (iii) its intention to terminate or withdraw from any Plan, and (iv) the occurrence of any event with respect to any Plan which would result in the incurrence by the Company or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Company or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

Section 9.13. Compliance with Laws. The Company shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state and local laws, rules, regulations, ordinances and orders applicable to or pertaining to their Properties or business operations, non-compliance with which could reasonably be expected to have a Material Adverse Effect.

Section 9.14. Burdensome Contracts with Affiliates. The Company shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than transactions between the Company and a Wholly-Owned Subsidiary or between Wholly-Owned Subsidiaries) on terms and conditions which are less favorable to the Company or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

Section 9.15. No Changes in Fiscal Year. Neither the Company nor any Subsidiary shall change its fiscal year from its present basis without the prior written consent of the Required Lenders, such consent not to be unreasonably withheld.

Section 9.16. Change in the Nature of Business. The Company shall not, and shall not permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of the Company and its Subsidiaries taken as a whole would be changed in any material respect from the general nature of the business engaged in by the Company and its Subsidiaries on the date of this Agreement.

Section 9.17. Assets of Borrowers. The Borrowers (other than the Company) shall at all times maintain an aggregate asset value equal to or greater than the lesser of (a) 80% of the consolidated total assets of the Company and its Subsidiaries or (b) $2,000,000,000.

Section 9.18. Compliance with OFAC Sanctions Programs. (a) The Company shall at all times comply with the requirements of all OFAC Sanctions Programs applicable to the Company and shall cause each of its Subsidiaries to comply with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary non-compliance with which could reasonably be expected to have a Material Adverse Effect.

(b) The Company shall provide the Administrative Agent, the L/C Issuer, and the Lenders promptly after request therefor any information regarding the Company, its Affiliates, and its Subsidiaries necessary for the Administrative Agent, the L/C Issuer, and the Lenders to comply with all applicable OFAC Sanctions Programs and other similar laws, regulations and orders applicable to any of them; subject however, in the case of Affiliates, to the Company’s ability to provide information applicable to them.

(c) If the Company obtains actual knowledge or receives any written notice that the Company, any Affiliate or any Subsidiary is named on the then current OFAC SDN List (such occurrence, an “OFAC Event”), the Company shall promptly (i) give written notice to the Administrative Agent, the L/C Issuer, and the Lenders of such OFAC Event, and (ii) comply with all applicable laws with respect to such OFAC Event (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including the OFAC Sanctions Programs, and the Company hereby authorizes and consents to the Administrative Agent, the L/C Issuer, and the Lenders taking any and all steps the Administrative Agent, the L/C Issuer, or the Lenders deem necessary, in their sole but reasonable discretion, to avoid violation of all applicable laws with respect to any such OFAC Event, including the requirements of the OFAC Sanctions Programs (including the freezing and/or blocking of assets and reporting such action to OFAC).

SECTION 10. EVENTS OF DEFAULT AND REMEDIES.

Section 10.1. Events of Default. Any one or more of the following shall constitute an Event of Default:

(a) default (i) in the payment when due of the principal amount of any Loan or Reimbursement Obligation or (ii) for a period of three (3) Business Days in the payment when due of interest or fees or any part of any other Obligation payable by the Borrowers hereunder or under any other Loan Document; or

(b) default in the observance or performance of the Borrowers’ obligation to deliver cash collateral for Letters of Credit as required by Section 1.2(b) hereof; or

(c) default for a period of one (1) Business Day in the observance or performance of the Company’s obligations under Section 9.4 hereof; or

(d) default in the observance or performance of any covenant set forth in Sections 9.6, 9.7, 9.8, 9.10, 9.11, 9.12 or 9.16 hereof; or

(e) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any Responsible Officer of the Company or (ii) written notice thereof is given to the Company by the Administrative Agent or any Lender; or

(f) (i) any representation or warranty made by the Company herein or in any other Loan Document, or in any statement or certificate furnished by it pursuant hereto or thereto, or in connection with any Loan or other extension of credit made hereunder, proves untrue in any material respect as of the date of the issuance or making thereof, or (ii) any representation or warranty made by any Borrower (other than the Company) or Guarantor herein or in any other Loan Document, or in any statement or certificate furnished by it pursuant hereto or thereto, or in connection with any Loan or other extension of credit made hereunder, proves untrue in any material respect as of the date of the issuance or making thereof and such untruthfulness could reasonably be expected to have a Material Adverse Effect; or

(g) default shall occur under any evidence of Indebtedness for Borrowed Money issued, assumed or guaranteed by the Company or any Subsidiary aggregating in excess of $35,000,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by lapse of time, acceleration or otherwise); or

(h) any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of $50,000,000 shall be entered or filed against the Company or any Subsidiary or against any of their Property which remains unvacated, unbonded, unstayed or unsatisfied for a period of 30 days; or

(i) the Company or any member of its Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $2,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $15,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Company or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Company or any member of its Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or

(j) the occurrence of a Change in Control; or

(k) any Borrower or any Material Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any action in furtherance of any matter described in parts (ii) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 10.1(l) hereof; or

(l) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for any Borrower or any Material Subsidiary or any substantial part of any of its Property, or a proceeding described in Section 10.1(k)(v) shall be instituted against any Borrower or any Material Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days; or

(m) any Loan Document or any material provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Borrower or Guarantor contests in writing the validity or enforceability of any Loan Document or any material provision thereof; or any Borrower or Guarantor denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document or any material provision thereof.

Section 10.2. Non-Bankruptcy Defaults. When any Event of Default other than those described in subsections (k) or (l) of Section 10.1 hereof has occurred and is continuing, the Administrative Agent shall, if so directed by the Required Lenders, by written notice to the Company: (a) terminate the remaining Revolving Credit Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) demand that the Borrowers immediately pay to the Administrative Agent, subject to Section 10.4, the full amount then available for drawing under each or any Letter of Credit, and the Borrowers agree to immediately make such payment and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by the Borrowers to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require the Borrowers to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit.

Section 10.3. Bankruptcy Defaults. When any Event of Default described in subsections (k) or (l) of Section 10.1 hereof has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrowers shall immediately pay to the Administrative Agent, subject to Section 10.4, the full amount then available for drawing under all outstanding Letters of Credit, the Borrowers acknowledging that the Lenders would not have an adequate remedy at law for failure by the Borrowers to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require the Borrowers to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

Section 10.4. Collateral for Undrawn Letters of Credit. (a) If the payment or prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 1.2(b), Section 10.2 or Section 10.3 above, the Borrowers shall forthwith pay the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (b) below.

(b) All amounts prepaid pursuant to subsection (a) above shall be held by the Administrative Agent in a separate collateral account (such account, and the credit balances, properties and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Account”) as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the Administrative Agent. The Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the L/C Issuer and the Lenders. If and when requested by the Company, the Administrative Agent shall invest funds held in the Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Administrative Agent is irrevocably authorized to sell investments held in the Account when and as required to make payments out of the Account for application to amounts due and owing from any Borrower to the Administrative Agent, the L/C Issuer or Lenders; provided, however, that if (i) the Borrowers shall have made payment of all such obligations referred to in subsection (a) above and (ii) no Letters of Credit remain outstanding hereunder, then the Administrative Agent shall repay to the Company for the benefit of the Borrowers any remaining amounts held in the Account.

Section 10.5. Notice of Default. The Administrative Agent shall give notice to the Company under Section 10.1(c) hereof promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

Section 10.6. Expenses. The Borrowers agree to pay to the Administrative Agent, for the account of the Administrative Agent and each Lender, and any other holder of any Obligation outstanding hereunder, all out-of-pocket expenses incurred or paid by the Administrative Agent and such Lender or any such holder, including attorneys’ fees and court costs, in connection with any Default or Event of Default by any Borrower hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving any Borrower as a debtor thereunder).

SECTION 11. CHANGE IN CIRCUMSTANCES.

Section 11.1. Change of Law. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time after the date hereof any Lender shall determine in good faith that any change in applicable laws, treaties or regulations or in the interpretation thereof makes it unlawful for such Lender to make or continue to maintain Eurocurrency Loans, such Lender shall promptly give notice thereof to the Administrative Agent (which shall in turn promptly notify the Company and the other Lenders) and such Lender’s obligations to make or maintain Eurocurrency Loans under this Agreement shall terminate until it is no longer unlawful for such Lender to make or maintain Eurocurrency Loans. The Borrowers shall prepay on the last day of the Interest Period for any such affected Eurocurrency Loan, or within such earlier period as required by law upon demand from the affected Lender, the outstanding principal amount of any such affected Eurocurrency Loans, together with all interest accrued thereon and all other amounts payable to the affected Lender with respect thereto; provided, however, subject to all of the terms and conditions of this Agreement, the Company may then elect on behalf of the Borrowers to borrow the principal amount of the affected Eurocurrency Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

Section 11.2. Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, Adjusted LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of Eurocurrency Loans:

(a) the Administrative Agent determines that deposits in U.S. Dollars or the applicable Alternative Currency (in the applicable amounts) are not being offered to it in the eurocurrency interbank market for such Interest Period, or that by reason of circumstances affecting the interbank eurocurrency market adequate and reasonable means do not exist for ascertaining the applicable Adjusted LIBOR, or

(b) the Required Lenders determine and so advise the Administrative Agent that (i) Adjusted LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurocurrency Loans or Loan for such Interest Period or (ii) that the making or funding of Eurocurrency Loans becomes impracticable, then the Administrative Agent shall forthwith give notice thereof to the Company and the Lenders, whereupon until the Administrative Agent notifies the Company that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurocurrency Loans in the currency so affected shall be suspended.

Section 11.3. Increased Cost and Reduced Return. (a) If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of law but, if not having the force of law, compliance with which is customary in the relevant jurisdiction) of any such authority, central bank or comparable agency issued after the date hereof:

(i) shall subject any Lender (or its Lending Office) or the L/C Issuer to any tax, duty or other charge with respect to its Eurocurrency Loans, its Notes, its Letters of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it or its obligation to make Eurocurrency Loans, issue Letters of Credit, or to participate therein, or shall change the basis of taxation of payments to any Lender (or its Lending Office) or the L/C Issuer of the principal of or interest on its Eurocurrency Loans, Letters of Credit, or participations therein or any other amounts due under this Agreement in respect of its Eurocurrency Loans, Letters of Credit, or participations therein, any Reimbursement Obligations owed to it, or its obligation to make Eurocurrency Loans, issue a Letter of Credit, or acquire participations therein (except for changes in the rate of tax on the overall net income or profits of such Lender or its Lending Office or the L/C Issuer imposed by the jurisdiction in which such Lender or its lending office is incorporated, or in which such Lender’s principal executive office or Lending Office is located); or

(ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurocurrency Loans any such requirement included in an applicable Eurocurrency Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or the L/C Issuer or shall impose on any Lender (or its Lending Office) or the L/C Issuer or on the interbank market any other condition affecting its Eurocurrency Loans, its Notes, its Letters of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Eurocurrency Loans, to issue a Letter of Credit, or to participate therein;

and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) or the L/C Issuer of making or maintaining any Eurocurrency Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) or the L/C Issuer under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender or the L/C Issuer to be material, then, within 15 days after demand by such Lender or the L/C Issuer (with a copy to the Administrative Agent), the Borrowers shall be obligated to pay to such Lender or the L/C Issuer such additional amount or amounts as will compensate such Lender or the L/C Issuer for such increased cost or reduction. In the event any law, rule, regulation or interpretation described above is revoked, declared invalid or inapplicable or is otherwise rescinded, and as a result thereof a Lender or the L/C Issuer is determined to be entitled to a refund from the applicable authority for any amount or amounts which were paid or reimbursed by the Borrowers to such Lender or the L/C Issuer hereunder, such Lender or the L/C Issuer shall refund such amount or amounts actually received by such Lender or the L/C Issuer to the Company on behalf of the Borrowers without interest.

(b) If any Lender or the Administrative Agent shall have determined that the adoption, after the date hereof, of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or in any other applicable capital rules heretofore adopted and issued by any governmental authority), or any change in the interpretation or administration thereof after the date hereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or the L/C Issuer or any corporation controlling such Lender or L/C Issuer with any request or directive issued after the date hereof regarding capital adequacy (whether or not having the force of law but, if not having the force of law, compliance with which is customary in the applicable jurisdiction) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital, or on the capital of any corporation controlling such Lender or the L/C Issuer, as a consequence of its obligations hereunder to a level below that which such Lender or the L/C Issuer could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or L/C Issuer’s policies with respect to capital adequacy) by an amount deemed by such Lender or the L/C Issuer to be material, then from time to time, within 15 days after demand by such Lender or the L/C Issuer (with a copy to the Administrative Agent), the Borrowers shall pay to such Lender or the L/C Issuer such additional amount or amounts as will compensate such Lender or the L/C Issuer for such reduction.

(c) Each Lender or the L/C Issuer that determines to seek compensation under this Section 11.3 shall notify the Company and the Administrative Agent of the circumstances that entitle the Lender or the L/C Issuer to such compensation pursuant to this Section 11.3 and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender or the L/C Issuer, be otherwise disadvantageous to such Lender or the L/C Issuer. A certificate of any Lender claiming compensation under this Section 11.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive if reasonably determined. The Borrowers shall not be obligated to reimburse, compensate or indemnify any Lender or the L/C Issuer with respect to a claim or any portion thereof to the extent such claim or portion thereof arose more than 120 days prior to the notice of such claim delivered pursuant to this Section 11.3(c).

Section 11.4. Lending Offices. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Company and the Administrative Agent.

Section 11.5. Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if each Lender had actually funded and maintained each Eurocurrency Loan through the purchase of deposits of U.S. Dollars in the eurocurrency interbank market having a maturity corresponding to such Loan’s Interest Period and bearing an interest rate equal to Adjusted LIBOR for such Interest Period.

Section 11.6. Replacement of Lenders. If the Borrowers are required pursuant to Section 11.3 or Section 14.1 hereof to make any additional payment to any Lender or if any Lender’s obligation to make or continue, or to convert Base Rate Loans into, Eurocurrency Loans shall be suspended pursuant to Section 11.1 or Section 11.2 hereof, or if any Lender does not timely agree or consent, in writing, to any amendment or consent hereto or waiver of any provision hereof which is timely agreed or consented to by the Required Lenders or any Lender becomes a Defaulting Lender (any such Lender being hereinafter referred to as a “Replaced Lender”), then in such case, the Company may, upon at least five (5) Business Days’ notice to the Administrative Agent and to such Replaced Lender, designate a replacement lender (a “Replacement Lender”) acceptable to the Administrative Agent, the L/C Issuer and the Swing Line Lender in their reasonable discretion, to which such Replaced Lender shall, subject to its receipt (unless a later date for the remittance thereof shall be agreed upon by the Company and the Replaced Lender) of all amounts owed to such Replaced Lender under Section 11.3 or Section 14.1, assign all (but not less than all) of its rights, obligations, Loans and Revolving Credit Commitment hereunder; provided, that all amounts (including amounts owed pursuant to Section 3.6 hereof) owed by the Borrowers to such Replaced Lender hereunder (except liabilities which by the terms hereof survive the payment in full of the Loans and termination of this Agreement) shall be paid in full as of the date of such assignment.

SECTION 12. THE ADMINISTRATIVE AGENT.

Section 12.1. Appointment and Authorization of Administrative Agent. Each Lender hereby appoints Bank of Montreal as the Administrative Agent under the Loan Documents and hereby authorizes the Administrative Agent to take such action as the Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

Section 12.2. Administrative Agent and its Affiliates. The Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with any Borrower or any Affiliate of any Borrower as if it were not the Administrative Agent under the Loan Documents. The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender. References in Section 1 hereof to the Administrative Agent’s Loans, or to the amount owing to the Administrative Agent for which an interest rate is being determined, refer to the Administrative Agent in its individual capacity as a Lender.

Section 12.3. Action by Administrative Agent. If the Administrative Agent receives from the Company a written notice of an Event of Default pursuant to Section 9.4(f) hereof, the Administrative Agent shall promptly give each of the Lenders written notice thereof. The Lenders and the L/C Issuer expressly agree that the Administrative Agent is not acting as a fiduciary of the Lenders or the L/C Issuer in respect of the Loan Documents, the Borrowers or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrative Agent or any of the Lenders except as expressly set forth herein. The obligations of the Administrative Agent under the Loan Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 10.2 and 10.5 hereof. In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it shall be first indemnified to its reasonable satisfaction by the Lenders against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender or the Company. In all cases in which this Agreement and the other Loan Documents do not require the Administrative Agent to take certain actions, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action hereunder and thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding on all the Lenders and the holders of the Obligations.

Section 12.4. Consultation with Experts. The Administrative Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 12.5. Liability of Administrative Agent; Credit Decision. Neither the Administrative Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of any Borrower or any Subsidiary contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 8 hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the L/C Issuer, the Borrowers, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any Compliance Certificate or other document or instrument received by it under the Loan Documents. The Administrative Agent may treat the payee of any Obligation as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent. Each Lender and the L/C Issuer acknowledges that it has independently and without reliance on the Administrative Agent or any other Lender or the L/C Issuer, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrowers in the manner set forth in the Loan Documents. It shall be the responsibility of each Lender and the L/C Issuer to keep itself informed as to the creditworthiness of the Borrowers and the Administrative Agent shall have no liability to any Lender or the L/C Issuer with respect thereto.

Section 12.6. Indemnity. The Lenders shall ratably, in accordance with their respective Percentages, indemnify and hold the Administrative Agent, and its directors, officers, employees, agents and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrowers and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Lenders under this Section 12.6 shall survive termination of this Agreement. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent, the L/C Issuer, or Swing Line Lender hereunder (whether as fundings of participations, indemnities or otherwise, and with any amounts offset for the benefit of the Administrative Agent to be held by it for its own account and with any amounts offset for the benefit of the L/C Issuer or Swing Line Lender to be remitted by the Administrative Agent to of for the account of such L/C Issuer or Swing Line Lender, as applicable), but shall not be entitled to offset against amounts owed to the Administrative Agent, any L/C Issuer or Swing Line Lender by any Lender arising outside of this Agreement and the other Loan Documents.

Section 12.7. Resignation of Administrative Agent and Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Company. Upon any such notice of resignation of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent subject, so long as no Event of Default shall have occurred and be continuing, to the consent of the Company. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be any Lender hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000. The retiring Administrative Agent shall continue as Administrative Agent hereunder until a successor Administrative Agent has accepted appointment as Administrative Agent. Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring or removed Administrative Agent under the Loan Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 12 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

Section 12.8. L/C Issuer and Swing Line Lender. The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Swing Line Lender shall act on behalf of the Lenders with respect to the Swing Loans made hereunder. The L/C Issuer and the Swing Line Lender shall each have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 12 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit or by the Swing Line Lender in connection with Swing Loans made or to be made hereunder as fully as if the term “Administrative Agent”, as used in this Section 12, included the L/C Issuer and Swing Line Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such L/C Issuer.

Section 12.9. Designation of Additional Agents. The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “arrangers,” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

SECTION 13.A. JOINT AND SEVERAL OBLIGORS.

Section 13.1.A. Joint and Several Obligors. To induce the Lenders and the L/C Issuer to provide the credits described herein and in consideration of benefits expected to accrue to the Borrowers by reason of the Revolving Credit Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, each Borrower hereby unconditionally and irrevocably confirms jointly and severally to the Administrative Agent, the Lenders and the L/C Issuer, the due and punctual payment of all present and future Obligations, including, but not limited to, the due and punctual payment of principal of and interest on the Loans, Notes, the Reimbursement Obligations, and the due and punctual payment of all other Obligations now or hereafter owed by any Borrower under the Loan Documents as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees, and charges after the entry of an order for relief against any Borrower or such other obligor in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against such Borrower or any such obligor in any such proceeding). In case of failure by any Borrower punctually to pay any Obligations, each other Borrower hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise.

Section 13.2.A. Unconditional. The obligations of each Borrower under this Section 13.A shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of any Borrower or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Agreement or any other Loan Document;

(c) any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, any Borrower or any of their respective assets, or any resulting release or discharge of any obligation of any Borrower contained in any Loan Document;

(d) the existence of any claim, set-off, or other rights which any Borrower may have at any time against the Administrative Agent, any Lender, or any other Person, whether or not arising in connection herewith;

(e) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against any Borrower or any other Person or Property;

(f) any application of any sums by whomsoever paid or howsoever realized to any obligation of any Borrower, regardless of what obligations of the Borrowers remain unpaid;

(g) any invalidity or unenforceability relating to or against any Borrower for any reason of this Agreement or of any other Loan Document or any provision of applicable law or regulation purporting to prohibit the payment by any Borrower of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable under the Loan Documents; or

(h) any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of any Borrower under this Section 13.A.

Section 13.3.A. Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Except as provided in Section 5.3, each Borrower’s obligations under this Section 13.A. shall remain in full force and effect until the Revolving Credit Commitments are terminated, all Letters of Credit have expired, and the principal of and interest on the Loans, Notes and all other amounts payable by the Borrowers under this Agreement and all other Loan Documents shall have been paid in full. If at any time any payment of the principal of or interest on any Note or any Reimbursement Obligation or any other amount payable by any Borrower under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower, or otherwise, each Borrower’s obligations under this Section 13.A with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 13.4.A. Subrogation. Each Borrower agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations shall have been paid in full subsequent to the termination of all the Revolving Credit Commitments and expiration of all Letters of Credit. If any amount shall be paid to a Borrower on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations and all other amounts payable by any Borrower hereunder and the other Loan Documents and (y) the termination of the Revolving Credit Commitments and expiration of all Letters of Credit, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders or be credited and applied upon the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 13.5.A. Waivers. Each Borrower irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender, or any other Person against any Borrower, any guarantor, or any other Person.

Section 13.6.A. Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Borrower under this Section 13.A. shall not exceed $1.00 less than the lowest amount which would render such Borrower’s obligations under this Section 13.A. void or voidable under applicable law, including, without limitation, fraudulent conveyance law.

Section 13.7.A. Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Borrower under this Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of such Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents shall nonetheless be payable by the other Borrowers hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

Section 13.8.A. Benefit to each Borrower. All of the Borrowers are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of each Borrower has a direct impact on the success of each other Borrower. Each Borrower will derive substantial direct and indirect benefit from the extension of credit hereunder.

Section 13.9.A. Borrower Covenants. Each Borrower shall take such action as the Company is required by this Agreement to cause such Borrower to take, and shall refrain from taking such action as the Company is required by this Agreement to prohibit such Borrower from taking.

SECTION 13.B. THE GUARANTIES.

Section 13.1.B. The Guaranties. To induce the Lenders and the L/C Issuer to provide the credits described herein and in consideration of benefits expected to accrue to the Borrowers by reason of the Revolving Credit Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, each Guarantor hereby unconditionally and irrevocably guarantees jointly and severally to the Administrative Agent, the Lenders and the L/C Issuer, the due and punctual payment of all present and future Obligations, including, but not limited to, the due and punctual payment of principal of and interest on the Loans, Notes, the Reimbursement Obligations, and the due and punctual payment of all other Obligations now or hereafter owed by any Borrower under the Loan Documents as and when the same shall become due and payable, without set-off or counterclaim, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees, and charges after the entry of an order for relief against any Borrower or such other obligor in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against such Borrower or any such obligor in any such proceeding). In case of failure by any Borrower punctually to pay any Obligations guaranteed hereby, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrower.

Section 13.2.B. Guarantee Unconditional. The obligations of each Guarantor under this Section 13.B shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of any Borrower or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Agreement or any other Loan Document;

(c) any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, any Borrower, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of any Borrower or of any other guarantor contained in any Loan Document;

(d) the existence of any claim, set-off, or other rights which any Borrower or any other guarantor may have at any time against the Administrative Agent, any Lender, or any other Person, whether or not arising in connection herewith;

(e) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against any Borrower, any other guarantor, or any other Person or Property;

(f) any application of any sums by whomsoever paid or howsoever realized to any obligation of any Borrower, regardless of what obligations of the Borrowers remain unpaid;

(g) any invalidity or unenforceability relating to or against any Borrower or any other guarantor for any reason of this Agreement or of any other Loan Document or any provision of applicable law or regulation purporting to prohibit the payment by any Borrower or any other guarantor of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable under the Loan Documents; or

(h) any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 13.B.

Section 13.3.B. Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Except as provided in Section 5.3, each Guarantor’s obligations under this Section 13.B. shall remain in full force and effect until the Revolving Credit Commitments are terminated, all Letters of Credit have expired, and the principal of and interest on the Loans, Notes and all other amounts payable by the Borrowers and the Guarantors under this Agreement and all other Loan Documents shall have been paid in full. If at any time any payment of the principal of or interest on any Note or any Reimbursement Obligation or any other amount payable by any Borrower or any Guarantor under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or of any guarantor, or otherwise, each Guarantor’s obligations under this Section 13.B with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 13.4.B. Subrogation. Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations shall have been paid in full subsequent to the termination of all the Revolving Credit Commitments and expiration of all Letters of Credit. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations and all other amounts payable by any Borrower hereunder and the other Loan Documents and (y) the termination of the Revolving Credit Commitments and expiration of all Letters of Credit, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders or be credited and applied upon the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 13.5.B. Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender, or any other Person against any Borrower, another guarantor, or any other Person.

Section 13.6.B. Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 13.B. shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 13.B. void or voidable under applicable law, including, without limitation, fraudulent conveyance law.

Section 13.7.B Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Borrower under this Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of such Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

Section 13.8.B Benefit to Guarantors. All of the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of each Guarantor has a direct impact on the success of each other Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extension of credit hereunder.

Section 13.9.B Guarantor Covenants. Each Guarantor shall take such action as the Company is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Company is required by this Agreement to prohibit such Guarantor from taking

SECTION 14. MISCELLANEOUS.

Section 14.1. Withholding Taxes. (a) Payments Free of Withholding. Except as otherwise required by law and subject to Section 14.1(b) hereof, each payment by a Borrower under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient) imposed by or within the jurisdiction in which such Borrower is domiciled, any jurisdiction from which such Borrower makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein. If any such withholding is so required, such Borrower shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender, the L/C Issuer and the Administrative Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Lender, the L/C Issuer or the Administrative Agent (as the case may be) would have received had such withholding not been made. If the Administrative Agent, the L/C Issuer or any Lender pays any amount in respect of any such taxes, penalties or interest, the Borrowers shall reimburse the Administrative Agent, the L/C Issuer or that Lender for that payment on demand in the currency in which such payment was made. If a Borrower pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Lender, the L/C Issuer or Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) on or before the thirtieth day after payment.

(b) U.S. Withholding Tax Exemptions. Each Lender or the L/C Issuer that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Company and the Administrative Agent on or before the earlier of the initial Credit Event and 30 days after the date hereof, two duly completed and signed copies of either Form W-8BEN (or substantially similar substitute forms) or Form W-8ECI (or substantially similar substitute forms) of the United States Internal Revenue Service certifying such Lender’s or the L/C Issuer’s entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement. Thereafter and from time to time, each Lender and the L/C Issuer shall submit to the Company and the Administrative Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) requested by the Company in a written notice, directly or through the Administrative Agent, to such Lender and (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender, including fees, pursuant to the Loan Documents or the Loans. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Company and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax. For any period during which a Lender that is not a United States Person has failed to provide the Company with an appropriate form pursuant to this Section 14.1(b) (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under this Section 14.1 with respect to taxes imposed by the United States.

(c) Inability of Lender to Submit Forms. If any Lender or the L/C Issuer determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Company or Administrative Agent any form or certificate that such Lender or the L/C Issuer is obligated to submit pursuant to subsection (b) of this Section 14.1 or that such Lender or the L/C Issuer is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender shall promptly notify the Company and Administrative Agent of such fact and the Lender or the L/C Issuer shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

(d) Tax Refunds. If the Administrative Agent, the L/C Issuer or a Lender determines that it has received a refund of any taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 14.1, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 14.1 with respect to the taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, the L/C Issuer or such Lender and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided that such Borrower, upon the request of the Administrative Agent, the L/C Issuer or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant governmental authority) to the Administrative Agent, the L/C Issuer or such Lender in the event the Administrative Agent, the L/C Issuer or such Lender is required to pay such refund to such governmental authority.

Section 14.2. No Waiver of Rights. No delay or failure on the part of the Administrative Agent, the L/C Issuer or any Lender or on the part of any holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise thereof preclude any other or further exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the L/C Issuer, the Lenders and any holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 14.3. Non-Business Day. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 14.4. Documentary Taxes. The Borrowers agree that they will pay any documentary, stamp or similar taxes payable in respect of any Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 14.5. Survival of Representations. All representations and warranties made herein or in any other Loan Documents or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 14.6. Survival of Indemnities. All indemnities and all other provisions relative to reimbursement to the Lenders and the L/C Issuer of amounts sufficient to protect the yield of the Lenders and the L/C Issuer with respect to the Loans and Letters of Credit, including, but not limited to, Section 3.6, Section 11.3 and Section 14.15 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Loans and all other Obligations.

Section 14.7. Sharing of Set-Off. Each Lender agrees with each other Lender which is a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise (“Set-off”), on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. For purposes of this Section 14.7, amounts owed to or recovered by, the L/C Issuer in connection with Reimbursement Obligations in which Lenders have been required to fund their participation shall be treated as amounts owed to or recovered by the L/C Issuer as a Lender hereunder.

Section 14.8. Notices. Except as otherwise specified herein, all notices under the Loan Documents shall be in writing (including telecopy or other electronic communication) and shall be given to a party hereunder at its address or telecopier number set forth below or such other address or telecopier number as such party may hereafter specify by notice to the Administrative Agent and the Borrowers, given by courier, or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to the Lenders and the Administrative Agent shall be addressed to their respective addresses, telecopier or telephone numbers set forth in their Administrative Questionnaire, and to any Borrower shall be addressed as follows:

Arthur J. Gallagher & Co.

The Gallagher Centre

Two Pierce Place

Itasca, Illinois 60143-3141

Attention: General Counsel

Telephone: (630) 285-3457

Telecopy: (630) 285-3483

with a copy to:

Arthur J. Gallagher & Co.

The Gallagher Centre

Two Pierce Place

Itasca, Illinois 60143-3141

Attention: Treasurer

Telephone: (630) 285-3536

Telecopy: (630) 285-4272

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section 14.8 or in the relevant Administrative Questionnaire and a confirmation of receipt of such telecopy has been received by the sender, (ii) if given by courier, when delivered or (iii) if given by any other means, when delivered at the addresses specified in this Section 14.8 or in the relevant Administrative Questionnaire; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt.

Section 14.9. Counterparts. This Agreement may be executed in any number of counterpart signature pages, and by the different parties on different counterparts, each of which when executed shall be deemed an original but all such counterparts taken together shall constitute one and the same instrument. This Agreement will be deemed executed by the parties hereto when each has signed it and delivered its executed signature page to the Administrative Agent by facsimile transmission, electronic transmission or physical delivery.

Section 14.10. Successors and Assigns. This Agreement shall be binding upon the Borrowers and their respective successors and assigns, and shall inure to the benefit of each of the Administrative Agent, L/C Issuer and the Lenders and the benefit of their respective successors and assigns, including any subsequent holder of any Obligation. Except as otherwise provided herein in connection with any transaction not prohibited by Section 9.11 hereof, neither any Borrower nor any Guarantor may assign any of its rights or obligations under any Loan Document without the written consent of all of the Lenders.

Section 14.11. Participants. Each Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and Reimbursement Obligations and/or Revolving Credit Commitment and/or participations in Swing Loans held by such Lender at any time and from time to time to one or more Persons; provided that no such participation shall relieve any Lender of any of its obligations under this Agreement, and provided further that no such participant shall have any rights under this Agreement except as provided in this Section 14.11, and the Administrative Agent shall have no obligation or responsibility to such participant. Any party to which such a participation has been granted shall have the benefits of Section 3.6 and Section 11.3 hereof but shall not be entitled to receive any greater payment under either such Section than the Lender granting such participation would have been entitled to receive with respect to the rights transferred. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrowers hereunder including, without limitation, the right to approve any amendment or modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement that would (A) increase the Revolving Credit Commitment of such Lender if such increase would also increase the participant’s obligations, (B) forgive any amount of or postpone the date for payment of any principal of or interest on any Loan or Reimbursement Obligation or of any fee payable hereunder in which such participant has an interest or (C) reduce the stated rate at which interest or fees accrue or other amounts payable hereunder in which such participant has an interest. The Borrowers authorize each Lender to disclose to any participant or prospective participant under this Section 14.11 any financial or other information pertaining to the Borrowers, subject to Section 14.21 hereof.

Section 14.12. Assignments. (a) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and the Loans and participation interest in L/C Obligations at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subsection (a)(i)(A) of this Section, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans and participation interest in L/C Obligations outstanding thereunder) or, if the Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans and participation interest in L/C Obligations of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Effective Date” is specified in the Assignment and

Acceptance, as of the Effective Date) shall not be less than $5,000,000 in the case of any assignment in respect of the Revolving Credit, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Credit Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 14.12(a)(i)(B) and, in addition:

(a) the consent of the Company (such consent not to be unreasonably withheld) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(b) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(c) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(d) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Swing Loans (whether or not then outstanding).

(iv) Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Company or Affiliates. No such assignment shall be made to the Company or any of its Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 14.12(b) hereof, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 14.6 and 14.15 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 14.11 hereof.

(b) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Chicago, Illinois, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c) Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

(d) Notwithstanding anything to the contrary herein, if at any time the Swing Line Lender assigns all of its Revolving Credit Commitments and Loans pursuant to subsection (a) above, the Swing Line Lender may terminate the Swing Line. In the event of such termination of the Swing Line, the Company shall be entitled to appoint another Lender to act as the successor Swing Line Lender hereunder (with such Lender’s consent); provided, however, that the failure of the Company to appoint a successor shall not affect the resignation of the Swing Line Lender. If the Swing Line Lender terminates the Swing Line, it shall retain all of the rights of the Swing Line Lender provided hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such termination, including the right to require Lenders to make Revolving Loans or fund participations in outstanding Swing Loans pursuant to Section 2.5 hereof.

Section 14.13. Amendments. Any provision of the Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrowers, (b) the Required Lenders, and (c) if the rights or duties of the Administrative Agent, the L/C Issuer or the Swing Line Lender are affected thereby, the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable; provided that:

(i) no amendment or waiver pursuant to this Section 14.13 shall (A) increase the Revolving Credit Commitment of any Lender without the consent of such Lender or (B) forgive, or reduce the amount of, or postpone any fixed date for payment of, any principal of or interest on any Loan or Reimbursement Obligation or any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder; and

(ii) no amendment or waiver pursuant to this Section 14.13 shall, unless signed by each Lender, extend the Termination Date, change any provision of Section 8, Section 10.1(a), Section 11, this Section 14.13, or the definition of Required Lenders, or release any Borrower or any Guarantor (except as set forth in Section 5.4 hereof), or affect the number of Lenders required to take any action under the Loan Documents.

Section 14.14. Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 14.15. Legal Fees, Other Costs and Indemnification. The Borrowers agree to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation and negotiation of the Loan Documents, including without limitation, the reasonable fees and disbursements of Chapman and Cutler LLP, counsel to the Administrative Agent, in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related hereto, whether or not the transactions contemplated herein are consummated. The Borrowers further agree to indemnify each Lender, the L/C Issuer, the Administrative Agent, and their respective directors, officers and employees (each such Person an “Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and related expenses (including, without limitation, all expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto) which any of them may incur or reasonably pay arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrowers, upon demand by the Administrative Agent, the L/C Issuer or a Lender at any time, shall reimburse the Administrative Agent, the L/C Issuer or Lender for any reasonable legal or other expenses incurred in connection with investigating or defending against any of the foregoing except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified. To the extent permitted by applicable law, no party to this Agreement shall assert, and each such Person hereby waives, any claim against any other party to this Agreement or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. The obligations of the parties under this Section shall survive the termination of this Agreement.

Section 14.16. Set Off. In addition to any rights now or hereafter granted under the Loan Documents or applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender, the L/C Issuer and each subsequent holder of any Obligation and each of their respective Affiliates is hereby authorized by each Borrower and each Guarantor at any time or from time to time, without notice to such Borrower, such Guarantor or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts or premium trust accounts, and in whatever currency denominated) and any other indebtedness at any time held or owing by that Lender, the L/C Issuer or that subsequent holder or Affiliate to or for the credit or the account of such Borrower or such Guarantor, whether or not matured, against and on account of the Obligations of such Borrower or such Guarantor to that Lender, the L/C Issuer or that subsequent holder or Affiliate under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender, the L/C Issuer or that subsequent holder or Affiliate shall have made any demand hereunder or (b) the principal of or the interest on the Loans or Notes and other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

Section 14.17. Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior or contemporaneous agreements, whether written or oral, with respect thereto are superseded thereby.

Section 14.18. Governing Law. This Agreement and the other Loan Documents, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of Illinois.

Section 14.19. Currency. To the fullest extent permitted by law, the obligation of each Borrower and each Guarantor in respect of any amount due in U.S. Dollars or an Alternative Currency (the “relevant currency”) under this Agreement shall, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the relevant currency that the Person entitled to received such payment may, in accordance with normal banking procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the Business Day immediately following the day on which such Person receives such payment. If the amount of the relevant currency so purchased is less than the sum originally due to such Person in the relevant currency, the relevant Borrower or Guarantor, as applicable, agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Person against such loss, and if the amount of the specified currency so purchased exceeds the sum of (a) the amount originally due to the relevant Person in the specified currency plus (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Person under Section 14.7 hereof, such Person agrees to remit such excess to the relevant Borrower or Guarantor, as applicable.

Section 14.20. Submission to Jurisdiction; Waiver of Jury Trial. Each Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. Each Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. EACH BORROWER, THE ADMINISTRATIVE AGENT, THE L/C ISSUER AND EACH LENDER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 14.21. USA Patriot Act. Each Lender and the L/C Issuer that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or the L/C Issuer to identify each Borrower in accordance with the Act.

Section 14.22. Confidentiality. Each Lender agrees to maintain in confidence and not to disclose without the Company’s consent (other than to its employees, affiliates, auditors, counsel or other professional advisors, or to another Lender, each of which shall also be bound by this Section 14.22) any information concerning the Company or any Subsidiaries furnished pursuant to this Agreement and not previously disclosed in any filing made by the Company with the SEC; provided that any Lender may disclose any such information (a) that has become generally available to the public, (b) if required or appropriate in any report, statement or testimony submitted to any regulatory body having or claiming to have jurisdiction over such Lender or any stock exchange on which the equity of such Lender is registered, (c) if required or appropriate in response to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Lender, or (e) to any prospective or actual participant under Section 14.11 or 14.12 hereof in connection with any contemplated or actual transfer of a participating or other interest in such Lender’s rights or obligations hereunder; provided, that (i) such actual or prospective transferee executes an agreement with such Lender containing provisions substantially identical to those contained in this Section 14.22 and (ii) in the case of any disclosure under subsection (c) above, such Lender shall (to the extent permitted by applicable law) notify the Company of such disclosure so that the Company may seek an appropriate protective order or waive such Lender’s compliance with the provisions of this Section, it being understood that if the Company has no right to obtain such a protective order or if the Company does not commence procedures to obtain such a protective order within ten Business Days of the receipt of such notice, such Lender’s compliance with this Section shall be deemed to have been waived with respect to such disclosure.

Section 14.23. Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 14.24. Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrowers nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrowers, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrowers nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 14.25. Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents.

Section 14.26. Lender’s and L/C Issuer’s Obligations Several. The obligations of the Lenders and L/C Issuer hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders or L/C Issuer pursuant hereto shall be deemed to constitute the Lenders and L/C Issuer a partnership, association, joint venture or other entity.

[Signature Pages Follow.]

This Multicurrency Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

BORROWERS

ARTHUR J. GALLAGHER & CO.

By	/s/ Jack H. Lazzaro
Name: Jack H. Lazzaro
Title: Vice President and Treasurer

ARTHUR J. GALLAGHER & CO. (ILLINOIS)
ARTHUR J. GALLAGHER BROKERAGE & RISK MANAGEMENT SERVICES, LLC
RISK PLACEMENT SERVICES, INC.
GALLAGHER BASSETT SERVICES, INC.
GALLAGHER BENEFIT SERVICES, INC.
ARTHUR J. GALLAGHER RISK MANAGEMENT SERVICES, INC.
ARTHUR J. GALLAGHER SERVICE COMPANY

By	/s/ Jack H. Lazzaro
Name: Jack H. Lazzaro
Title: Treasurer of each of the foregoing entities

S-1	[Multicurrency Credit Agreement]

BANK OF MONTREAL, individually as a Lender, as L/C Issuer, Swing Line Lender and as Administrative Agent

By	/s/ Gregory F. Tomczyk
Name: Gregory F. Tomczyk
Title: Vice President

S-2	[Multicurrency Credit Agreement]

CITIBANK, N.A.

By	/s/ Peter Bickford
Name: Peter Bickford
Title: Vice President

S-3	[Multicurrency Credit Agreement]

BARCLAYS BANK PLC

By	/s/ Jonathan J. Bush
Name: Jonathan J. Bush
Title: Director

S-4	[Multicurrency Credit Agreement]

JPMORGAN CHASE BANK, N.A.

By	/s/ Thomas A. Kiepura
Name: Thomas A. Kiepura
Title: Senior Vice President

S-5	[Multicurrency Credit Agreement]

RBS CITIZENS, NATIONAL ASSOCIATION

By	/s/ R. Jane Westrich
Name: R. Jane Westrich
Title: Senior Vice President

S-6	[Multicurrency Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By	/s/ David Bendel
Name: David Bendel
Title: Director

S-7	[Multicurrency Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION

By	/s/ Navneet Khanna
Name: Navneet Khanna
Title: Vice President

S-8	[Multicurrency Credit Agreement]

BANK OF AMERICA, N.A.

By	/s/ Thomas P. Sullivan
Name: Thomas P. Sullivan
Title: Senior Vice President

S-9	[Multicurrency Credit Agreement]

THE PRIVATEBANK AND TRUST COMPANY

By	/s/ Jeff Lezotte
Name: Jeff Lezotte
Title: Managing Director

S-10	[Multicurrency Credit Agreement]

COMERICA BANK

By	/s/ Timothy O’Rourke
Name: Timothy O’ Rourke
Title: Vice President

S-11	[Multicurrency Credit Agreement]

THE NORTHERN TRUST COMPANY

By	/s/ Chris McKean
Name: Chris McKean
Title: Vice President

S-12	[Multicurrency Credit Agreement]

CAPITAL ONE, N.A.

By	/s/ Lewis H. Gissel III
Name: Lewis H. Gissel III
Title: Senior Vice President

S-13	[Multicurrency Credit Agreement]

EXHIBIT A

NOTICE OF PAYMENT REQUEST

[Name of Lender]	[Date]
[Address]

Attention:

Reference is made to the Multicurrency Credit Agreement, dated as of July 15, 2010 among Arthur J. Gallagher & Co. and the other Borrowers party thereto, the Lenders named therein, and Bank of Montreal, as Administrative Agent (the “Credit Agreement”). Capitalized terms used herein and not defined herein have the meanings assigned to them in the Credit Agreement. [The Borrowers have failed to pay their Reimbursement Obligation in the amount of $            . Your Lender’s Percentage of the unpaid Reimbursement Obligation is $            ] or [The L/C Issuer has been required to return a payment by the Borrowers of a Reimbursement Obligation in the amount of $            . Your Lender’s Percentage of the returned Reimbursement Obligations is $            .]

Very truly yours,

,
as L/C Issuer

By
Title

EXHIBIT B

NOTICE OF BORROWING

Date:                     ,

To:	Bank of Montreal, as Administrative Agent for the Lenders parties to the Multicurrency Credit Agreement dated as of July 15, 2010 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among Arthur J. Gallagher & Co., (the “Company”) and the other Borrowers (collectively with the Company, the “Borrowers”) party thereto, the Lenders party thereto and the Administrative Agent

Ladies and Gentlemen:

The undersigned, Arthur J. Gallagher & Co., refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 1.5 of the Credit Agreement, of the Borrowing specified below:

1. The Business Day of the proposed Borrowing is                     ,         .

2. The aggregate amount and currency of the proposed Borrowing is                     .

3. The Borrowing is to be comprised of              of [Base Rate] [Eurocurrency] Loans.

[4. The duration of the Interest Period for the Eurocurrency Loans included in the Borrowing shall be              months.]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a) the representations and warranties of the Borrower contained in Section 6 of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); and

(b) no Default or Event of Default has occurred and is continuing or would result from such proposed Borrowing.

ARTHUR J. GALLAGHER & CO.

By
Name
Title

EXHIBIT C

NOTICE OF CONTINUATION/CONVERSION

Date:                     ,

To:	Bank of Montreal, as Administrative Agent for the Lenders parties to the Multicurrency Credit Agreement dated as of July 15, 2010 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among Arthur J. Gallagher & Co., (the “Company”) and the other Borrowers (collectively with the Company, the “Borrowers”) party thereto, the Lenders party thereto and the Administrative Agent

Ladies and Gentlemen:

The undersigned, Arthur J. Gallagher & Co., refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 1.5 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

1. The conversion/continuation Date is                     ,         .

2. The aggregate amount and currency of the Loans to be [converted] [continued] is                     .

3. The Loans are to be [converted into] [continued as] [Eurocurrency] [Base Rate] Loans.

4. [If applicable:] The duration of the Interest Period for the Loans included in the [conversion] [continuation] shall be              months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed conversion/continuation date, before and after giving effect thereto and to the application of the proceeds therefrom:

(a) the representations and warranties of the Borrower contained in Section 6 of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); provided, however, that this condition shall not apply to the conversion of an outstanding Eurodollar Loan to a Base Rate Loan; and

(b) no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

ARTHUR J. GALLAGHER & CO.

By
Name
Title

EXHIBIT D

REVOLVING CREDIT NOTE

                    ,

FOR VALUE RECEIVED, each of the undersigned (collectively, the “Borrowers”), promises to pay to the order of                      (the “Lender”) on the Termination Date of the hereinafter defined Credit Agreement, at the principal office of Bank of Montreal, in Chicago, Illinois, (or in the case of Eurocurrency Loans denominated in an Alternative Currency, at such office as the Administrative Agent has previously notified the Company) in the currency of such Loan in accordance with Section 4.2 of the Credit Agreement, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

The Lender shall record on its books or records or on a schedule attached to this Note, which is a part hereof, each Revolving Loan made by it pursuant to the Credit Agreement, together with all payments of principal and interest and the principal balances from time to time outstanding hereon, whether the Revolving Loan is a Base Rate Loan or a Eurocurrency Loan, the currency thereof and the interest rate and Interest Period applicable thereto, provided that prior to the transfer of this Note all such amounts shall be recorded on a schedule attached to this Note. The record thereof, whether shown on such books or records or on a schedule to this Note, shall be prima facie evidence of the same, provided, however, that the failure of the Lender to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrowers to repay all Revolving Loans made to it pursuant to the Credit Agreement together with accrued interest thereon.

This Note is one of the Notes referred to in the Amended and Restated Multicurrency Credit Agreement dated as of July 15, 2010, among the Borrowers, Bank of Montreal, as Administrative Agent, and the lenders from time to time party thereto (said Multicurrency Credit Agreement, as amended, modified or restated from time to time, being referred to herein as the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement.

Prepayments may be made hereon and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois.

The Borrowers hereby jointly and severally promise to pay all reasonable costs and expenses (including attorneys’ fees) suffered or incurred by the holder hereof in collecting this Note or enforcing any rights in any collateral therefor, all as more particularly provided in the Credit Agreement. The Borrowers hereby waive demand, presentment, protest or notice of any kind hereunder except as expressly provided in the Credit Agreement.

ARTHUR J. GALLAGHER & CO.

By
Jack H. Lazzaro
Its: Vice President and Treasurer

ARTHUR J. GALLAGHER & CO. (ILLINOIS)
ARTHUR J. GALLAGHER BROKERAGE & RISK MANAGEMENT SERVICES, LLC
RISK PLACEMENT SERVICES, INC.
GALLAGHER BASSETT SERVICES, INC.
GALLAGHER BENEFIT SERVICES, INC.
ARTHUR J. GALLAGHER RISK MANAGEMENT SERVICES, INC.
ARTHUR J. GALLAGHER SERVICE COMPANY

By
	Name:	Jack H. Lazzaro
	Title:	Treasurer of each of the foregoing entities

EXHIBIT E

SWING LINE NOTE

$	,

On the Termination Date, for value received, each of the undersigned (collectively, the “Borrowers”), promises to pay to the order of                      (the “Lender”), at the principal office of Bank of Montreal in Chicago, Illinois, the principal sum of (i)              and 00/100 Dollars ($            ), or (ii) such lesser amount as may at the time of the maturity hereof, whether by acceleration or otherwise, be the aggregate unpaid principal amount of all Swing Loans owing from the Borrowers to the Lender pursuant to the Credit Agreement hereinafter mentioned.

This Note evidences Swing Loans made and to be made to the Borrowers by the Lender pursuant to that certain Multicurrency Credit Agreement dated as of July 15, 2010 among the Borrowers, Bank of Montreal, as Administrative Agent, and the lenders from time to time party thereto (said Amended and Restated Multicurrency Credit Agreement, as amended, modified or restated from time to time, being referred to herein as the “Credit Agreement”), and the Borrowers hereby jointly and severally promise to pay interest at the office specified above on each Swing Loan evidenced hereby at the rates and times specified therefor in the Credit Agreement.

Each Swing Loan made by the Lender to the Borrowers against this Note, any repayment of principal hereon and the interest rates applicable thereto shall be endorsed by the holder hereof on the reverse side of this Note or recorded on the books and records of the holder hereof (provided that such entries shall be endorsed on the reverse side hereof prior to any negotiation hereof) and the Borrowers agree that in any action or proceeding instituted to collect or enforce collection of this Note, the entries so endorsed on the reverse side hereof or recorded on the books and records of the Lender shall be prima facie evidence of the unpaid balance of this Note and the interest rates applicable thereto.

This Note is issued by the Borrowers under the terms and provisions of the Credit Agreement, and this Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity as specified in the Credit Agreement, and certain prepayments are required to be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement. All capitalized terms used herein without definition shall have the same meaning herein as such terms have in the Credit Agreement.

This Note shall be construed in accordance with, and governed by, the internal laws of the State of Illinois without regard to principles of conflict of law.

The Borrowers hereby jointly and severally promise to pay all reasonable costs and expenses (including attorneys’ fees) suffered or incurred by the holder hereof in collecting this Note or enforcing any rights in any collateral therefor, all as more particularly provided in the Credit Agreement. The Borrowers hereby waive demand, presentment, protest or notice of any kind hereunder except as expressly provided in the Credit Agreement.

ARTHUR J. GALLAGHER & CO.

By
Jack H. Lazzaro
Its: Vice President and Treasurer

ARTHUR J. GALLAGHER & CO. (ILLINOIS)
ARTHUR J. GALLAGHER BROKERAGE & RISK MANAGEMENT SERVICES, LLC
RISK PLACEMENT SERVICES, INC.
GALLAGHER BASSETT SERVICES, INC.
GALLAGHER BENEFIT SERVICES, INC.
ARTHUR J. GALLAGHER RISK MANAGEMENT SERVICES, INC.
ARTHUR J. GALLAGHER SERVICE COMPANY

By
	Name:	Jack H. Lazzaro
	Title:	Treasurer of each of the foregoing entities

EXHIBIT F

COMMITMENT AMOUNT INCREASE REQUEST

                    , 20

Bank of Montreal,

as Administrative Agent (the “Administrative Agent”)

for the Lenders referred to below

115 South LaSalle Street

Chicago, Illinois 60603

Attention: Agency Services

Re:

Multicurrency Credit Agreement dated as of July 15, 2010 (together with all amendments, if any, hereafter from time to time made thereto, the “Credit Agreement”) among Arthur J, Gallagher & Co., (the “Company”) and the other Borrowers (collectively with the Company, the “Borrowers”) party thereto, the Lenders party thereto and the Administrative Agent

Ladies and Gentlemen:

In accordance with the Credit Agreement, the Company, on behalf of the Borrowers, hereby requests that the Administrative Agent consent to an increase in the aggregate Revolving Credit Commitments (the “Commitment Amount Increase”), in accordance with Section 3.8 of the Credit Agreement, to be effected by [an increase in the Revolving Credit Commitment of [name of existing Lender(s)] [and] [the addition of [each of] [name of each new Lender] (the [each a] “New Lender”) as a Lender under the terms of the Credit Agreement]. Capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

After giving effect to such Commitment Amount Increase, the Revolving Credit Commitment of the [Lender(s)] [New Lenders] shall be [$            .] [as follows:

LENDER/NEW LENDER	REVOLVING CREDIT COMMITMENT AMOUNT
$
$ ]

[Include paragraphs 1-4 for a New Lender]

1. The New Lender hereby confirms that it has received a copy of the Loan Documents and the exhibits related thereto, together with copies of the documents which were required to be delivered under the Credit Agreement as a condition to the making of the Loans and other extensions of credit thereunder. The [Each] New Lender acknowledges and agrees that it has made and will continue to make, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit Agreement. The [Each] New Lender further acknowledges and agrees that the Administrative Agent has not made any representations or warranties about the creditworthiness of the Borrowers or any other party to the Credit Agreement or any other Loan Document or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement or any other Loan Document or the value of any security therefor.

2. Except as otherwise provided in the Credit Agreement, effective as of the date of acceptance hereof by the Administrative Agent, the [each] New Lender (i) shall be deemed automatically to have become a party to the Credit Agreement and have all the rights and obligations of a “Lender” under the Credit Agreement as if it were an original signatory thereto and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement as if it were an original signatory thereto.

3. The [Each] New Lender hereby advises you that administrative details with respect to its Loans and Revolving Credit Commitments are set forth in its Administrative Questionnaire.

[4. The [Each] New Lender has delivered, if appropriate, to the Company and the Administrative Agent (or is delivering to the Company and the Administrative Agent concurrently herewith) the tax forms referred to in Section 4.1 of the Credit Agreement.]*

THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS.

The Commitment Amount Increase shall be effective when the executed consent of the Administrative Agent is received or otherwise in accordance with Section 3.8, of the Credit Agreement, but not in any case prior to                     ,         . It shall be a condition to the effectiveness of the Commitment Amount Increase that all expenses referred to in Section 3.8 of the Credit Agreement shall have been paid.

The Company hereby certifies that no Default or Event of Default has occurred and is continuing.

*	Insert bracketed paragraph if New Lender is organized under the law of a jurisdiction other than the United States of America or a state thereof.

Please indicate the Administrative Agent’s consent to such Commitment Amount Increase by signing the enclosed copy of this letter in the space provided below.

Very truly yours,

ARTHUR J. GALLAGHER & CO., on behalf of the Borrowers

By
Name:

Title:

[NEW BANK/BANK INCREASING COMMITMENT]

By:
Name:

Title:

The undersigned hereby consents

on this      day of                     ,

         to the above-requested Commitment

Amount Increase.

BANK OF MONTREAL, as Administrative Agent, L/C Issuer and Swing Line Lender

By:
Name:

Title:

EXHIBIT G

COMPLIANCE CERTIFICATE

This Compliance Certificate is furnished to Bank of Montreal as Administrative Agent pursuant to the Multicurrency Credit Agreement, dated as of July 15, 2010 among Arthur J. Gallagher & Co. (the “Company”) and the other Borrowers party thereto (collectively with the Company, the “Borrowers”), the Lenders signatory thereto and Bank of Montreal, as Administrative Agent (the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected                                          of the Company;

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the financial condition of the Company and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;

4. The financial statements required by Section 9.4 of the Credit Agreement and being furnished to you concurrently with this certificate are, to the best of my knowledge, fairly present in all material respects the consolidated financial conditions of the Company and its Subsidiaries as of the dates and for the periods covered thereby; and

5. The Attachment hereto sets forth financial data and computations evidencing the Borrowers’ compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

6. During the most recently ended fiscal quarter of the Company, no Subsidiary became a direct Material Wholly-Owned Domestic Subsidiary [except for                     ].

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrowers have taken, are taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in the Attachment hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this              day of              20    .

,
(Type or Print Name)		(Title)

ATTACHMENT TO COMPLIANCE CERTIFICATE

ARTHUR J. GALLAGHER & CO.

Compliance Calculations for Multicurrency Credit Agreement

Dated as of July 15, 2010

Calculations as of                     , 20

($000)

A.	NET WORTH (SECTION 9.6)

	1.	Net Worth as defined	$

	2.	Base Net Worth as prescribed		$650,000

	3.	40% Cumulative positive consolidated quarterly Net Income (commencing with fiscal quarter ending 9/30/10)	$

	4.	Minimum Net Worth required as of this date (line A2 + A3)	$

	5.	Borrowers are in compliance? (Line A1 ≥ line A4)		Yes/No

B.	CASH FLOW LEVERAGE RATIO (SECTION 9.7)

	1.	Indebtedness representing borrowed money (excluding non-recourse debt)	$

	2.	Capitalized Lease Obligations	$

	3.	Guarantees	$

	4.	Letters of Credit	$

	5.	All other obligations defined as Funded Debt	$

	6.	Total Funded Debt (sum of lines B1 through B5)	$

	7.	Excess Cash as defined	$

	8.	Line B6 minus line B7	$

	9.	Net Income as defined	$

	10.	Amounts deducted in arriving at Net Income in respect to

		(a) Interest Expense as defined	$

		(b) Federal, state and local income tax expense	$

		(c) Depreciation of fixed assets and amortization of intangible assets	$

		(d) Expense related to the change in estimated earnout payables	$

	11.	Amounts included in arriving at Net Income in respect to income related to the change in estimated earnout payables	$

	12.	Sum of lines B9, B10(a), B10(b) and B10(c) minus B11 (“EBITDA”)	$

	13.	Adjusted Cash Flow Leverage Ratio (ratio of line B8 to line B12)	: 1

	14.	Adjusted Cash Flow Leverage Ratio allowed as of this date	2.75 : 1

	15.	Borrowers are in compliance? (Circle yes or no)	Yes/No

C.	INTEREST COVERAGE RATIO (SECTION 9.8)

	1.	Net Income as defined	$

	2.	Amounts deducted in arriving at Net Income in respect to

		(a) Interest Expense as defined	$

		(b) Federal, state and local income tax expense	$

		(c) Expense related to the change in estimated earnout payables	$

	3.	Amounts included in arriving at Net Income in respect to income related to the change in estimated earnout payables	$

	4.	Sum of lines C1, C2(a) and C2(b) minus C3 (“EBIT”)	$

	5.	Interest Expense as defined	$

	6.	Interest Coverage Ratio (ratio of line C3 to line C5)	: 1.0

	7.	Interest Coverage Ratio allowed as of this date	4.00 : 1.0

	8.	Borrowers are in compliance? (Circle yes or no)	Yes/No

EXHIBIT H

ASSIGNMENT AND ACCEPTANCE

Dated                     , 20

Reference is made to the Multicurrency Credit Agreement dated as of July 15, 2010 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”) among Arthur J. Gallagher & Co. (the “Company”) and the other Borrowers party thereto (collectively with the Company, the “Borrowers”), the Lenders and Bank of Montreal, as Administrative Agent for the Lenders. Terms defined in the Credit Agreement are used herein with the same meaning.

                                          (the “Assignor”) and                                          (the “Assignee”) agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, the amount and specified percentage interest as shown on Schedule I hereto of the Assignor’s rights and obligations under the Credit Agreement as of the Effective Date (as defined below), including, without limitation, the Assignor’s Revolving Credit Commitment as in effect on the Effective Date and the Revolving Loans, if any, owing to the Assignor on the Effective Date and the Assignor’s Percentage of any outstanding L/C Obligations and Swing Loans, if any.

2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, lien, or encumbrance of any kind; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or any Subsidiary or the performance or observance by the Borrowers or any Subsidiary of any of their respective obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered to the Lenders pursuant to Section 9.4(a) and Section 9.4(b) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the

Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (v) specifies as its lending offices (and address for notices) the offices set forth on its Administrative Questionnaire.

4. As consideration for the assignment and sale contemplated in Section 1 hereof, the Assignee shall pay to the Assignor on the Effective Date in Federal funds the amount agreed upon between them. It is understood that commitment and/or Letter of Credit fees accrued to the date hereof with respect to the interest assigned hereby are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

5. The effective date for this Assignment and Acceptance shall be                     , 20         (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Company for its acceptance, to the extent required by the Credit Agreement, and to the Administrative Agent for acceptance and recording by the Administrative Agent.

6. Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

7. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

8. In accordance with Section 14.12 of the Credit Agreement, the Assignor and the Assignee request and direct that the Administrative Agent prepare and cause the Borrowers to execute and deliver to the Assignee a Revolving Credit Note payable to the Assignee in the amount of its Revolving Credit Commitment and to the Assignor a new Revolving Credit Note in the amount of its Revolving Credit Commitment, in each case, after giving effect to this assignment.

9. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of Illinois.

[ASSIGNOR]

By:
Title:

[ASSIGNEE]

By:
Title:

Accepted and consented this

         day of                     ,

ARTHUR J. GALLAGHER & CO., on behalf of the Borrowers

By:
Title:

Accepted and consented to this

         day of                     ,

BANK OF MONTREAL, as Administrative Agent, L/C Issuer and Swing Line Lender

By:
Title:

SCHEDULE I

TO

ASSIGNMENT AND ACCEPTANCE

The Assignee hereby purchases and assumes from the Assignor the following interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the Effective Date:

FACILITY ASSIGNED	AGGREGATE REVOLVING CREDIT COMMITMENTS FOR ALL LENDERS	AMOUNT OF REVOLVING CREDIT COMMITMENT ASSIGNED	PERCENTAGE ASSIGNED OF AGGREGATE REVOLVING CREDIT COMMITMENTS

Revolving Credit

EXHIBIT I

ADDITIONAL OBLIGOR SUPPLEMENT

                    , 20

BANK OF MONTREAL, as Administrative Agent for the Lenders named in the Multicurrency Credit Agreement dated as of July 15, 2010, among Arthur J. Gallagher & Co. and each other Borrower party thereto (collectively, the “Borrowers”), the Lenders from time to time party thereto, and the Administrative Agent (the “Credit Agreement”)

Ladies and Gentlemen:

Reference is made to the Credit Agreement described above. Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the meaning provided therein.

The undersigned, [name of new Borrower], a [jurisdiction of incorporation or organization] hereby elects to be a “Borrower” for all purposes of the Credit Agreement, effective from the date hereof. The undersigned confirms that the representations and warranties set forth in Section 7 of the Credit Agreement are true and correct in all material respects as and to the extent that they apply to the undersigned as of the date hereof and the undersigned shall comply with each of the covenants set forth in Section 9 of the Credit Agreement applicable to it.

Without limiting the generality of the foregoing, the undersigned hereby agrees to perform all the obligations of a Borrower under, and to be bound in all respects by the terms of, the Credit Agreement, including without limitation Section 13.A. thereof, to the same extent and with the same force and effect as if the undersigned were a signatory party thereto.

The undersigned acknowledges that this Agreement shall be effective upon its execution and delivery to the Administrative Agent, and it shall not be necessary for the Administrative Agent or any Lender to execute this Agreement or any other acceptance hereof. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Illinois.

Very truly yours,

[NAME OF NEW BORROWER]

By
Name
Title

EXHIBIT J

ADDITIONAL GUARANTOR SUPPLEMENT

                    , 20

BANK OF MONTREAL, as Administrative Agent for the Lenders named in the Multicurrency Credit Agreement dated as of July 15, 2010, among Arthur J. Gallagher & Co. and the other Borrowers party thereto, the Guarantors referred to therein, the Lenders from time to time party thereto, and the Administrative Agent (the “Credit Agreement”)

Ladies and Gentlemen:

Reference is made to the Credit Agreement described above. Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the meaning provided therein.

The undersigned, [name of Subsidiary Guarantor], a [jurisdiction of incorporation or organization] hereby elects to be a “Guarantor” for all purposes of the Credit Agreement, effective from the date hereof. The undersigned confirms that the representations and warranties set forth in Section 7 of the Credit Agreement are true and correct in all material respects as and to the extent that they apply to the undersigned as of the date hereof and the undersigned shall comply with each of the covenants set forth in Section 9 of the Credit Agreement applicable to it.

Without limiting the generality of the foregoing, the undersigned hereby agrees to perform all the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Credit Agreement, including without limitation Section 13.B thereof, to the same extent and with the same force and effect as if the undersigned were a signatory party thereto.

The undersigned acknowledges that this Agreement shall be effective upon its execution and delivery to the Administrative Agent, and it shall not be necessary for the Administrative Agent or any Lender to execute this Agreement or any other acceptance hereof. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Illinois.

Very truly yours,

[NAME OF GUARANTOR]

By
Name
Title

SCHEDULE 1

REVOLVING CREDIT COMMITMENTS

NAME OF LENDER	REVOLVING CREDIT COMMITMENT

Bank of Montreal	$67,500,000

Citibank, N.A.	$62,500,000

Barclays Bank PLC	$62,500,000

Bank of America, N.A.	$62,500,000

JPMorgan Chase Bank, N.A.	$50,000,000

U.S. Bank National Association	$50,000,000

Wells Fargo Bank, National Association	$40,000,000

RBS Citizens, National Association	$25,000,000

The PrivateBank and Trust Company	$25,000,000

Comerica Bank	$25,000,000

The Northern Trust Company	$15,000,000

Capital One, N.A.	$15,000,000

TOTAL	$500,000,000

SCHEDULE 1.2(a)

EXISTING LETTERS OF CREDIT

LETTER OF CREDIT NUMBER	STATED MATURITY DATE	STATED AMOUNT	BENEFICIARY

HACH19163OS	20-DEC-10	3,700,000.00	Artex Insurance Company Ltd

HACH19449OS	1-OCT-10	4,402,236.00	Hartford Fire Insurance Company

HACH195107OS	1-OCT-10	5,852,000.00	Arch Insurance Company

HACH61696OS	21-DEC-10	2,000,000.00	Comerica Bank

SCHEDULE 7.2

SUBSIDIARIES

Those companies which are indented represent Subsidiaries of the entity under which they are indented. Except for directors’ qualifying shares, 100% of the Voting Stock of each of the Subsidiaries listed below, other than those indicated by footnote, is owned of record or beneficially by its indicated parent. Direct Material Wholly-Owned Domestic Subsidiaries appear in bold face type.

NAME	STATE OR OTHER JURISDICTION OF INCORPORATION

Arthur J. Gallagher & Co.	Delaware

Arthur J. Gallagher Latin America, LLC	Illinois

Arthur J. Gallagher Brasil Corretora de Resseguros S.A.	Brazil

Arthur J. Gallagher Service Company	Delaware

Arthur J. Gallagher & Co. (Illinois)	Illinois

Gallagher Mauritius Holdings	Mauritius

Gallagher Offshore Support Services Private Limited	India

Third Group Services, LLC	Delaware

Arthur J. Gallagher Brokerage & Risk Management Services, LLC	Delaware

Arthur J. Gallagher Risk Management Services, Inc.	Illinois

Arthur J. Gallagher & Co. Insurance Brokers of California, Inc.	California

Charity First Insurance Services, Inc.	California

Commonwealth Premium Finance Corporation	Kentucky

Artex Risk Solutions, Inc.	Delaware

Western Litigation, Inc.	Texas

Arthur J. Gallagher & Co. (Canada) Ltd.	Canada

AJG Canada ULC	Canada

AJG North America ULC	Canada

Gallagher Lambert Group	Canada

Gallagher Lambert Group, Inc	Canada

Gallagher Lambert Quebec, ULC	Canada

Risk Placement Services, Inc.	Illinois

NAME	STATE OR OTHER JURISDICTION OF INCORPORATION

Edwin M. Rollins Company	North Carolina

Arthur J. Gallagher & Co. (Bermuda) Limited	Bermuda

Arthur J. Gallagher Management (Bermuda) Limited	Bermuda

Artex Risk Solutions, Inc. (Cayman) Limited	Cayman Islands

SEG Insurance Ltd.[1]	Bermuda

Artex Intermediaries, Ltd.	Bermuda

Artex Risk Solutions (Bermuda) Ltd.	Bermuda

Protected Insurance Company	Bermuda

Gallagher Holdings (UK) Limited	England

Arthur J. Gallagher (UK) Limited	England

Strand Underwriting Limited	England

Risk Management Partners Ltd.	England

Alesco Risk Management Services, Ltd.[2]	England

Arthur J. Gallagher Asia Limited	Hong Kong

Gallagher Holdings Two (UK) Limited	England

OIM Underwriting Limited	England

Risk & Reward Group (Holdings) Limited	England

Arthur J. Gallagher Australasia Holdings Pty Ltd.	Australia

Australis Group (Underwriting ) Pty Ltd.	Australia

Interpacific Underwriting Agencies Pty Ltd.	Australia

Arthur J. Gallagher Reinsurance Australasia Pty Ltd.	Australia

Arthur J. Gallagher (Aus) Pty Ltd.	Australia

Gallagher Bassett Services, Inc.	Delaware

Gallagher Bassett of New York, Inc.	New York

Gallagher Bassett International Ltd. (UK)	England

Gallagher Bassett Canada Inc.	Canada

Gallagher Bassett Services Pty Ltd.	Australia

[1]	76% of the Common Stock of this subsidiary is owned by two third parties.
[2]	25% of the Common Stock of this subsidiary is owned by the management group.

NAME	STATE OR OTHER JURISDICTION OF INCORPORATION

Gallagher Bassett Services Workers Compensation Victoria Pty Ltd.	Australia

Gallagher Bassett Services NZ Pty Ltd.	Australia

AJG Financial Services, Inc.	Delaware

AJG Investments, Inc.	Delaware

AJG Coal, Inc.	Delaware

AJG RFC LLC	Delaware

Gallagher Clean Energy, LLC.	Delaware

Gallagher Holdings Bermuda Company Limited.	Bermuda

MG Advanced Coal Technolgies-1 LLC	Delaware

Advanced Energy Systems LLC[3]	Delaware

Gallagher Benefit Services, Inc.	Delaware

GBS Retirement Services, Inc.	New York

GBS Insurance and Financial Services, Inc.	Delaware

GBS Administrators, Inc.	Washington

GBS Investment Consulting, LLC	Delaware

[3]	15% of the Membership Interests of this subsidiary is owned by an unrelated party.